UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2008

Or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Transition Period From _______ To ________

COMMISSION FILE NUMBER 333-105017

VESTIN FUND III, LLC
(Exact name of registrant as specified in its charter)

NEVADA	87-0693972
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6149 SOUTH RAINBOW BOULEVARD, LAS VEGAS, NEVADA 89118
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number: 702.227.0965

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  [X]    No   [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes  [   ]    No   [X]

As of November 14, 2008, 2,248,825 units of interest in the Company were outstanding.

PART I - FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

VESTIN FUND III, LLC

BALANCE SHEETS

ASSETS

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$1,256,000	$2,720,000
Cash - restricted	985,000	985,000
Marketable securities - related party	444,000	1,113,000
Interest and other receivables	41,000	198,000
Real estate held for sale	3,567,000	546,000
Investment in real estate loans, net of allowance for loan loss of $2,928,000 at September 30, 2008 and $1,026,000 at December 31, 2007	10,802,000	20,825,000
Other assets	--	3,000

Total assets	$17,095,000	$26,390,000

LIABILITIES AND MEMBERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$113,000	$125,000
Due to related parties	13,000	1,000
Deferred income	985,000	985,000

Total liabilities	1,111,000	1,111,000

Commitments and contingencies

Members' equity
Members' units - authorized 10,000,000 units, 2,248,825 issued and outstanding at September 30, 2008 and 2,525,561 units issued and outstanding at December 31, 2007	15,984,000	25,818,000
Accumulated other comprehensive loss	--	(539,000)

Total members' equity	15,984,000	25,279,000

Total liabilities and members' equity	$17,095,000	$26,390,000

See review report of Independent Registered Public Accounting Firm.
The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended		For The Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Revenues
Interest income from investment in real estate loans	$151,000	$498,000	$836,000	$1,952,000
Other	--	10,000	20,000	14,000
Total revenues	151,000	508,000	856,000	1,966,000

Operating expenses
Management fees - related party	--	--	--	7,000
Interest expense	--	1,000	--	119,000
Provision for loan loss	944,000	35,000	3,283,000	35,000
Professional fees	60,000	57,000	195,000	149,000
Professional fees - related party	2,000	3,000	6,000	8,000
Other	34,000	14,000	64,000	36,000
Total operating expenses	1,040,000	110,000	3,548,000	354,000

Income (loss) from operations	(889,000)	398,000	(2,692,000)	1,612,000

Non-operating income (loss)
Interest income from banking institutions	13,000	38,000	54,000	78,000
Dividend income - related party	--	46,000	56,000	93,000
Impairment of marketable securities - related party	(1,208,000)	--	(1,208,000)	--
Total non-operating income (loss)	(1,195,000)	84,000	(1,098,000)	171,000

Loss from real estate held for sale
Net loss on sale of real estate held for sale	(38,000)	--	(38,000)	--
Write down of real estate held for sale	(1,263,000)	(2,000)	(2,454,000)	(25,000)
Expenses related to real estate held for sale	(51,000)	(20,000)	(91,000)	(62,000)
Total loss from real estate held for sale	(1,352,000)	(22,000)	(2,583,000)	(87,000)

NET INCOME (LOSS)	$(3,436,000)	$460,000	$(6,373,000)	$1,696,000

Net income (loss) allocated to members	$(3,436,000)	$460,000	$(6,373,000)	$1,696,000

Net income (loss) allocated to members per weighted average membership unit	$(1.51)	$0.18	$(2.70)	$0.65

Weighted average membership units	2,271,557	2,525,561	2,357,451	2,597,429

See review report of Independent Registered Public Accounting Firm.
The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF MEMBERS' EQUITY AND OTHER COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(UNAUDITED)

	Units	Amount
Members' equity at December 31, 2007	2,525,561	$25,279,000

Comprehensive loss:

Net loss		(6,373,000)

Recognition of unrealized loss on marketable securities – related party		539,000

Total comprehensive loss		(5,834,000)

Distributions		(689,000)

Members' redemptions	(276,736)	(2,772,000)

Members' equity at September 30, 2008 (unaudited)	2,248,825	$15,984,000

See review report of Independent Registered Public Accounting Firm.
The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For The Nine Months Ended
	09/30/08	09/30/07
Cash flows from operating activities:
Net income (loss)	$(6,373,000)	$1,696,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan loss	3,283,000	35,000
Write downs on real estate held for sale	2,454,000	25,000
Loss on real estate held for sale	38,000	--
Impairment of marketable securities - related party	1,208,000	--
Amortized interest income	(10,000)	--
Change in operating assets and liabilities:
Interest receivable	157,000	56,000
Accounts payable and accrued liabilities	(12,000)	84,000
Due to related parties	12,000	11,000
Other assets	3,000	6,000
Net cash provided by operating activities	760,000	1,913,000

Cash flows from investing activities:
Investments in real estate loans	(696,000)	(1,590,000)
Proceeds from loan payoff	1,730,000	5,524,000
Sale of investments in real estate loans to:
VRM II	--	1,300,000
Third parties	--	1,400,000
Purchase of marketable securities - related party	--	(807,000)
Proceeds related to investment in real estate held for sale	29,000	--
Proceeds from sale of real estate held for sale	174,000	--
Net cash provided by investing activities	1,237,000	5,827,000

Cash flows from financing activities:
Members' redemptions	(2,772,000)	(3,029,000)
Members' distributions, net of reinvestments	(627,000)	(1,283,000)
Members' distributions - related party	(62,000)	(120,000)
Net cash used in financing activities	(3,461,000)	(4,432,000)

NET CHANGE IN CASH	(1,464,000)	3,308,000

Cash, beginning of period	2,720,000	821,000

Cash, end of period	$1,256,000	$4,129,000

See review report of Independent Registered Public Accounting Firm.
The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

STATEMENTS OF CASH FLOWS (CONTINUED)

(UNAUDITED)

	For The Nine Months Ended
	09/30/08	09/30/07

Supplemental disclosures of cash flows information:
Interest paid during the period	$--	$119,000

Non-cash investing and financing activities:
Loan rewritten with same or similar collateral	$468,000	$3,219,000
Payoff of loans funded through secured borrowings	$--	$4,430,000
Real estate held for sale acquired through foreclosure	$5,716,000	$--
Recognition of unrealized loss on marketable securities – related party	$539,000	$--
Unrealized loss on marketable securities - related party	$--	$(176,000)

See review report of Independent Registered Public Accounting Firm.
The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2008

(UNAUDITED)

NOTE A — ORGANIZATION

Vestin Fund III, LLC was organized in April 2003 as a Nevada limited liability company for the purpose of investing in commercial real estate loans (hereafter referred to as “real estate loans”) and income-producing real property.  On March 5, 2007, a majority of our members approved the Third Amended and Restated Operating Agreement, which limits the Company’s investment objectives to investments in real estate loans.  Prior to adopting this amendment, we also invested in revenue-generating commercial real estate.  We sold our real estate investment in November 2006.  In this report, we refer to Vestin Fund III, LLC as “the Company”, “our Company”, the “Fund”, “we”, “us”, or “our”.

We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our Operating Agreement as “Mortgage Assets”).  We commenced operations in February 2004.  Under our Operating Agreement, we would continue our operations until December 2023 unless dissolved prior thereto or extended by vote of the members under the provisions of our Operating Agreement.  However, our manager is considering a proposal to the members to wind up our operations in view of our limited operating assets.

We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder.  As a company investing in real estate loans we are subject to the North American Securities Administration Association Mortgage Program Guidelines (the “NASAA Guidelines”) promulgated by the state securities administrators.  Prior to March 5, 2007, we also invested in real estate and were subject to the North American Securities Administration Association Real Estate Guidelines.

On November 7, 2003, our Registration Statement as filed with the United States Securities and Exchange Commission (“SEC”) became effective for the initial public offering of up to 10,000,000 units at $10 per unit (“unit”).  On November 7, 2005, we discontinued the offering of our units; however, members continued to purchase additional units through our Distribution Reinvestment Plan whereby the members’ distributions were used to purchase additional units at the current value.  As of September 30, 2008, we had sold approximately 3,113,166 units, which includes 247,245 units purchased through our Distribution Reinvestment Plan.  On April 2, 2007, our manager decided to terminate our Distribution Reinvestment Plan effective May 7, 2007, pursuant to Section 8.5 of our Operating Agreement.  A letter was sent on April 2, 2007 to our members notifying them of the Distribution Reinvestment Plan’s termination.

Our manager is Vestin Mortgage, Inc. (the “manager” or “Vestin Mortgage”), a Nevada corporation, which is a wholly owned subsidiary of Vestin Group, Inc. (“Vestin Group”), a Delaware corporation.  Michael Shustek, the CEO and director of our manager, wholly owns Vestin Group, which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Our manager, prior to June 30, 2006, also operated as a licensed Nevada mortgage broker and was generally engaged in the business of brokerage, placement and servicing of commercial loans secured by real property.  On July 1, 2006, a mortgage broker license was issued to an affiliated company, Vestin Originations, Inc. (“Vestin Originations”) that has continued the business of brokerage, placement and servicing of real estate loans.  Vestin Originations is a wholly owned subsidiary of Vestin Group.  On September 1, 2007, the servicing of real estate loans was assumed by our manager.

Pursuant to our Operating Agreement, our manager implements our business strategies on a day-to-day basis, manages and provides services to us.  Without limiting the foregoing, our manager performs other services as may be required from time to time for management and other activities relating to our assets, as our manager shall deem appropriate.

See review report of Independent Registered Public Accounting Firm.

Consequently, our operating results are dependent upon our manager’s ability and performance in managing our operations and servicing our assets.  The Operating Agreement also provides that the members have certain rights, including the right to terminate our manager subject to a majority vote of the members.

Vestin Mortgage is also the manager of Vestin Realty Mortgage I, Inc. (“VRM I”), as the successor by merger to Vestin Fund I, LLC, (“Fund I”), Vestin Realty Mortgage II, Inc. (“VRM II”), as the successor by merger to Vestin Fund II, LLC, (“Fund II) and inVestin Nevada, Inc., (“inVestin”) a company wholly owned by our manager’s CEO.  These entities also invest in real estate loans.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”).  Management has included all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented.  Interim results are not necessarily indicative of results for a full year.  The information included in this Form 10-Q should be read in conjunction with information included in the 2007 annual report filed on Form 10-K and our quarterly reports filed on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008.

Management Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Restricted Cash

We have restricted cash, which relates to a cash deposit held as collateral by a banking institution for an irrevocable stand by letter of credit to support rent payments on the property we sold during November 2006.  The requirement for the deposit expires at the end of the lease on August 31, 2014.

Revenue Recognition

Interest is recognized as revenue when earned according to the terms of the loans, using the effective interest method.  We do not accrue interest income on loans once they are determined to be impaired.  A loan is impaired when based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.  Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction or when management does not believe our investment in the loan is fully recoverable.

Investments in Real Estate Loans

We may from time to time acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Operating Agreement without a premium.  The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital.  Selling or buying loans allows us to diversify our loan portfolio within these parameters.  Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value.

See review report of Independent Registered Public Accounting Firm.

Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages.  Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity.  We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost.  Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate.  Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received, to reflect subsequent changes in value estimates.  Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment.  Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan.  Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans.  Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses.  Generally, subsequent recoveries of amounts previously charged off are added back to the allowance and included as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property.  As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry.  We, our manager and Vestin Originations generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes.  This additional information often causes management to reassess its estimates.  In recent years, we have revised estimates of our allowance for loan losses.  Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•
Lack of progress on real estate developments after we advance funds.  We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances.  After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

See review report of Independent Registered Public Accounting Firm.

Real Estate Held For Sale

Real estate held for sale includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property's estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions.  While pursuing foreclosure actions, we seek to identify potential purchasers of such property.  It is not our intent to invest in or own real estate as a long-term investment.  In accordance with Statement of Financial Accounting Standards (“FAS”) 144 – Accounting for the Impairment or Disposal of Long Lived Assets (“FAS 144”), we seek to sell properties acquired through foreclosure as quickly as circumstances permit.  The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies real estate held for sale when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Classification of Operating Results from Real Estate Held for Sale

FAS 144 – Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144'') generally requires operating results from long lived assets held for sale to be classified as discontinued operations as a separately stated component of net income.  Our operations related to real estate held for sale are separately identified in the accompanying statements of income.

Secured Borrowings

Secured borrowings provide an additional source of capital for our lending activity.  Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in.  We do not receive any fees for entering into secured borrowing arrangements; however, we may receive revenue for any differential of the interest spread, if applicable.  Loans in which unaffiliated investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with Statement of Financial Accounting Standards (“FAS”) 140 – Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 140”).

The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby an unaffiliated investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or VRM I and/or VRM II (collectively, the “Lead Lenders”).  In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

See review report of Independent Registered Public Accounting Firm.

Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements.  In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid.  Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with FAS 140.  We do not receive any revenues for entering into secured borrowing arrangements.

Investment in Marketable Securities – Related Party

Investment in marketable securities – related party consists of stock in VRM II.  The securities are stated at fair value as determined by the market price as of September 30, 2008.  All securities are classified as available-for-sale under the provisions of FAS 115 – Accounting for Certain Investments in Debt and Equity Securities (“FAS 115”).

We evaluate our available-for-sale investment for other-than-temporary impairment charges in accordance with Emerging Issues Task Force, or EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and it’s Application to Certain Investments.”  FAS 115 and EITF 03-1 require us to determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), and evaluate whether the impairment is other than temporary (i.e., investment value will not be recovered over its remaining life), and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value.

According to the SEC Staff Accounting Bulletin, Topic 5: Miscellaneous Accounting, M - Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities, there are numerous factors to be considered in such an evaluation and their relative significance will vary from case to case.  The following are a few examples of the factors which, individually or in combination, indicate that a decline is other than temporary and that a write down of the carrying value is required:

•	The length of the time and the extent to which the market value has been less than cost;

•
The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may affect the future earnings potential; or

•	The intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

Fair Value Disclosures

On January 1, 2008, we adopted FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“FAS 159"), but we did not make any fair value elections with respect to any of our eligible assets or liabilities as permitted under the provisions of FAS 159 as of September 30, 2008.  FAS 159 permits companies to choose to measure certain financial assets and liabilities at fair value (the “fair value option”).  If the fair value option is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g. debt issue costs.  The fair value election is irrevocable and may generally be made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to fair value.  At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings.

We chose not to elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for financial assets and liabilities transacted during the nine months ended September 30, 2008.  Therefore, the adoption of FAS 159 had no impact on our consolidated financial statements.

See review report of Independent Registered Public Accounting Firm.

On January 1, 2008, we also adopted FAS No. 157, Fair Value Measurements, as required for financial assets and liabilities (“FAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  In February 2008, the FASB issued FASB Staff Position No. 157-2, a one-year deferral of FAS 157’s fair value measurement requirements for non-financial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis.  The adoption of FAS 157 for our financial assets and liabilities did not have a material impact on our consolidated financial statements.  We do not expect the adoption of FAS 157 as it pertains to non-financial assets and liabilities to have a material impact on our consolidated financial statements.

Under FAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows.  FAS 157 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.  Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances.  The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•
Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access.  Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•
Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.

Net Income Allocated to Members Per Weighted Average Membership Unit

Net income allocated to members per weighted average membership unit is computed by dividing net income calculated in accordance with GAAP by the weighted average number of membership units outstanding for the period.

Segments

We operate as one business segment.

Income Taxes

Income tax effects resulting from our operations pass through to our members individually and, accordingly, no provision for income taxes is included in the financial statements.

Reclassifications

Certain reclassifications have been made to the prior periods’ consolidated financial statements to conform to the current period presentation.

See review report of Independent Registered Public Accounting Firm.

NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments with concentration of credit and market risk include cash and loans secured by deeds of trust.

We maintain cash deposit accounts and certificates of deposit, which at times may exceed federally insured limits.  We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to cash deposits based on management review of these financial institutions.  As of September 30, 2008 and December 31, 2007, we had approximately $2.0 million and $3.6 million, respectively, in excess of the federally insured limits.

As of September 30, 2008, 40%, 21%, 19% and 10% of our loans were in Nevada, Oregon, Arizona and California, respectively, compared to 46%, 15%, 18% and 10% at December 31, 2007, respectively.  As a result of this geographical concentration of our real estate loans, the downturn in the local real estate markets in these states has had a material adverse effect on us.

At September 30, 2008 and December 31, 2007, the loan to our largest borrower represented 11% and 7%, respectively, of our total investment in real estate loans.  This commercial property real estate loan is located in Oregon, with a first lien position and an outstanding balance of approximately $1.5 million.  As of September 30, 2008, this loan was considered non-performing, see Note D – Investments in Real Estate Loans, for further discussion.  We have a significant concentration of credit risk with our largest borrowers.  Any additional defaults could have a material adverse effect on us.

As of September 30, 2008, three loans totaling approximately $2.9 million, representing approximately 21% of our portfolio’s total value, had a common guarantor; all three loans were considered non-performing as of September 30, 2008.  In addition, five loans totaling approximately $1.9 million, representing approximately 14% of our portfolio’s total value, had a common guarantor; all five loans were performing as required as of September 30, 2008.

The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash.  As the economy weakens and credit has become more difficult to obtain, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted.  In addition, an increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on our borrower’s ability to refinance.

NOTE D — INVESTMENTS IN REAL ESTATE LOANS

As of September 30, 2008, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.

In addition, we may invest in real estate loans that require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time.  At September 30, 2008, we had approximately $2.3 million in investments in real estate loans that had interest reserves where the total outstanding principal due to our co-lenders and us was approximately $37.3 million.  These loans had interest reserves of approximately $2.3 million, of which our portion was approximately $0.1 million.  At December 31, 2007, we had approximately $6.2 million in investments in real estate loans that had interest reserves where the total outstanding principal due to our co-lenders and us was approximately $78.6 million.  These loans had interest reserves of approximately $3.7 million, of which our portion was approximately $0.3 million.

As of September 30, 2008, we had five real estate loan products consisting of commercial, construction, acquisition and development, land and residential.  The effective interest rates on all product categories range from 6.0% to 15.0%.  Revenue by product will fluctuate based upon relative balances during the period.

See review report of Independent Registered Public Accounting Firm.

Loan Portfolio

Investments in real estate loans as of September 30, 2008, were as follows:

Loan Type	Number Of Loans	Balance (2)	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Acquisition and development	--	$--	--%	--%	--%
Commercial	11	7,976,000	11.32%	58.09%	76.29%
Construction	4	1,622,000	10.50%	11.81%	92.66%
Land	5	4,132,000	12.20%	30.10%	86.49%
	20	$13,730,000	11.49%	100.00%	81.88%

Investments in real estate loans as of December 31, 2007, were as follows:

Loan Type	Number Of Loans	Balance (2)	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Acquisition and development	3	$3,138,000	12.77%	14.36%	62.80%
Commercial	10	9,108,000	11.17%	41.68%	81.84%
Construction	6	2,501,000	11.17%	11.45%	73.31%
Land	7	7,104,000	12.67%	32.51%	65.54%
	26	$21,851,000	11.89%	100.00%	72.70%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans.  The weighted average interest rate on performing loans only, as of September 30, 2008 and December 31, 2007, was 11.81% and 11.61%, respectively.  Please see Non-Performing Loans and Asset Quality and Loan Reserves below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses.  Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of September 30, 2008 and December 31, 2007:

Loan Type	Number of Loans	September 30, 2008 Balance *	Portfolio Percentage	Number of Loans	December 31, 2007 Balance *	Portfolio Percentage

First deeds of trust	17	$12,862,000	93.68%	25	$21,551,000	98.63%
Second deeds of trust	3	868,000	6.32%	1	300,000	1.37%
	20	$13,730,000	100.00%	26	$21,851,000	100.00%

*	Please see Balance Sheet Reconciliation below.

See review report of Independent Registered Public Accounting Firm.

The following is a schedule of contractual maturities of investments in real estate loans as of September 30, 2008:

Non-performing and past due loans (a)	$10,516,000
October 2008 - December 2008	1,879,000
January 2009 – March 2009	467,000
April 2009 - June 2009	200,000
July 2009 - September 2009	5,000
October 2009 - December 2009	--
Thereafter	663,000

Total	$13,730,000

(a)	Amounts include the balance of non-performing loans and loans that have been extended subsequent to September 30, 2008.

The following is a schedule by geographic location of investments in real estate loans as of September 30, 2008 and December 31, 2007:

	September 30, 2008 Balance *	Portfolio Percentage	December 31, 2007 Balance *	Portfolio Percentage

Arizona	$2,676,000	19.49%	$3,864,000	17.68%
California	1,400,000	10.20%	2,150,000	9.84%
Nevada	5,507,000	40.11%	10,140,000	46.40%
Oklahoma	1,000,000	7.28%	1,000,000	4.58%
Oregon	2,947,000	21.46%	3,297,000	15.09%
Texas	200,000	1.46%	1,400,000	6.41%
Total	$13,730,000	100.00%	$21,851,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheets.

	September 30, 2008 Balance (a)	December 31, 2007 Balance
Balance per loan portfolio	$13,730,000	$21,851,000
Less:
Allowance for loan losses (b)	(2,928,000)	(1,026,000)
Balance per balance sheet	$10,802,000	$20,825,000

(a)
We recognized an impairment cost of $47,000, which was applied to the loan balance, related to the restructuring of a loan, whereby the interest rate was reduced from 12% to 6% starting in May 2008.  In addition, we recognized an allowance for loan loss of approximately $2.2 million, of which our portion was $180,000, related to this loan.

(b)	Please refer to Specific Reserve Allowance below.

Non-Performing Loans

See review report of Independent Registered Public Accounting Firm.

As of September 30, 2008, we had 10 loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).  These loans are currently carried on our books at a value of approximately $7.9 million, net of allowance for loan losses of approximately $2.6 million, which does not include the allowances of approximately $0.3 million relating to the decrease in the property value for a performing loan as of September 30, 2008.  These loans have been placed on non-accrual of interest status and are the subject of pending foreclosure proceedings.  At September 30, 2008, the following loans were non-performing:

•
Monterrey Associates, L.P. is a non-performing loan, which was originally secured by various real estate collateral, including a 248 unit apartment complex in Oklahoma City, Oklahoma.  The outstanding balance on the loan is approximately $4.4 million, of which our portion is $1.0 million.  As of September 30, 2008, this loan has been considered non-performing for the last twenty-five months.  Our manager brought foreclosure and other legal proceedings to protect our interest in the collateral.  The borrowers have alleged that our lien on the Oklahoma City apartment complex was extinguished as a result of legal actions commenced on our behalf with respect to other collateral securing the non-performing loan.  We are vigorously contesting their position; however, we cannot determine at this time the outcome of these legal proceedings.  As of September 30, 2008, based on our manager’s evaluation and updated appraisals, our manager has provided a specific allowance of approximately $2.8 million, of which our portion is approximately $0.6 million.

•
World Capital Durango Alpha, is a loan to provide financing for the development of 9.27 acres of land located in Las Vegas, NV with an outstanding balance of approximately $7.1 million of which our portion is $1.0 million and is secured by a first lien on the property and guaranteed by the principals of the borrower.  As of September 30, 2008, this loan has been considered non-performing for the last five months.  Our manager has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  On October 29, 2008, the borrower filed for bankruptcy protection.  As of September 30, 2008, based on our manager’s evaluation and updated appraisals, our manager has concluded that the value of the underlying collateral is sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of September 30, 2008.

•
Peoria 180, LLC, is a loan, with a variable interest rate, to provide financing for the development of 171 acres located in Glendale, Arizona with an outstanding balance of $18.0 million of which our portion is approximately $1.2 million and is secured by a first lien on the property and guaranteed by the principals of the borrower.  As of September 30, 2008, this loan has been considered non-performing for the last five months.  Our manager has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  On September 26, 2008, the borrower filed for bankruptcy protection.  As of September 30, 2008, based on our manager’s evaluation and updated appraisals, our manager has provided a specific allowance of approximately $9.9 million, of which our portion is approximately $0.7 million.

•
Redwood Place, LLC, is a loan that provided for the acquisition and conversion to condominiums of a 186-unit apartment complex located in Phoenix, Arizona.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is approximately $15.0 million, of which our portion is approximately $1.3 million.  The loan matured on April 5, 2008, and the borrower failed to either pay the loan or extend the term.  As of September 30, 2008, this loan has been considered non-performing for the last five months.  Our manager has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  On August 27, 2008, the borrower filed for bankruptcy protection.  On September 30, 2008, we, VRM I, and VRM II reached a tentative settlement agreement with the borrower to foreclose upon the property.  The guarantors entered into a confession of judgment for an amount of $1.1 million and agreed to pay annual deficiency payments starting on September 30, 2009, monthly interest payments starting on November 1, 2008 and accrued property taxes due on or before November 28, 2008.  Foreclosure on the property is scheduled for February 2009.  As of September 30, 2008, based on our manager’s evaluation and updated appraisals, our manager has provided a specific allowance of approximately $4.7 million, of which our portion is approximately $0.4 million.

See review report of Independent Registered Public Accounting Firm.

•
WCP Warm Springs Holdings 1, LLC, is a loan to provide financing for 10 acres of vacant land located in Las Vegas, NV.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $8.5 million, of which our portion is approximately $1.4 million.  As of September 30, 2008, this loan has been considered non-performing for the last four months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  On October 29, 2008, the borrower filed for bankruptcy protection.  As of September 30, 2008, based on our manager’s evaluation and updated appraisals, our manager has provided a specific allowance of approximately $1.0 million, of which our portion is approximately $0.2 million.

•
Babuski, LLC, is a loan to provide financing for 9.23 acres of land in Las Vegas, NV.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $9.5 million, of which our portion is $0.3 million.  As of September 30, 2008, this loan has been considered non-performing for the last four months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  On October 16, 2008, we, VRM I and VRM II entered into a forbearance agreement to postpone the foreclosure date on the property.  On November 5, 2008, the guarantor paid $250,000 for cost and interest due related to the loan.  Based on our manager’s evaluation and updated appraisals, our manager has concluded that the current value of the underlying collateral should be sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of September 30, 2008.

•
Barger Road Cottages, LLC, is a commercial loan to provide financing for the Alpine Meadow Retirement Community, consisting of 23 cottage units with garages, community building and surplus land, located in Eugene, OR.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $6.0 million, of which our portion is $1.5 million.  As of September 30, 2008, this loan has been considered non-performing for the last four months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  Based on our manager’s evaluation and updated appraisals, our manager has concluded that the current value of the underlying collateral should be sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of September 30, 2008.

•
Lohrey Investments, LLC, is a commercial loan to provide financing for income producing property located in Gilroy, CA.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $16.0 million, of which our portion is $1.4 million.  As of September 30, 2008, this loan has been considered non-performing for the last three months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  During October 2008, the tenant, which is a related party to the borrower, filed for bankruptcy protection.  As of September 30, 2008, based on our manager’s evaluation and updated appraisals, our manager has provided a specific allowance of approximately $7.2 million, of which our portion is approximately $0.6 million.

•
Cascadia Canyon, LLC, is a commercial loan to provide financing for 12.39 acres of land plus the SUMCO North Campus, SUMCO South Campus located in Salem, OR.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is approximately $19.5 million, of which our portion is approximately $1.2 million.  As of September 30, 2008, this loan has been considered non-performing for the last two months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  Based on our manager’s evaluation and updated appraisals, our manager has concluded that the current value of the underlying collateral should be sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of September 30, 2008.

See review report of Independent Registered Public Accounting Firm.

•
Silver Star Destinations, LLC, is a commercial loan to provide financing for three commercial retail properties, Sunriver Mall, Marcello Building and Chrome Pony comprising approximately 17.53 gross acres located in Sunriver, OR and commonly referred to as the Sunriver Mall.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $26.7 million, of which our portion is $0.3 million.  The loan matured on September 28, 2008, and the borrower failed to either pay the loan or extend the term.  As of September 30, 2008, this loan has been considered non-performing for the last month.  Our manager has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  As of September 30, 2008, based on our manager’s evaluation, updated appraisals and a letter of intent to purchase the note and deed of trust dated October 22, 2008, our manager has provided a specific allowance of approximately $13.9 million, of which our portion is approximately $0.1 million.  The purchase agreement of $13.0 million, which our portion would be approximately $0.1 million, is scheduled to close on or before December 19, 2008; however, there can be no assurance that the sale will be completed.

The following schedule summarizes the non-performing loans as of September 30, 2008:

Loan Name	Balance at September 30, 2008	Allowance for Loan Loss **	Net Balance at September 30, 2008	Maturity Date	Number of Months Non-Performing	Percentage of Total Loan Balance
Monterrey Associates, L.P.	$1,000,000	$(636,000)	$364,000	9/1/2006	25	23%
World Capital Durango Alpha (2)	1,000,000	--	1,000,000	5/16/2008	5	14%
Peoria 180, LLC	1,182,000	(654,000)	528,000	6/30/2008	5	7%
Redwood Place, LLC	1,295,000	(408,000)	887,000	4/5/2008	5	9%
WCP Warm Springs Holdings 1, LLC	1,400,000	(158,000)	1,242,000	5/10/2008	4	16%
Babuski, LLC	293,000	--	293,000	6/17/2008	4	3%
Barger Road Cottages, LLC	1,520,000	--	1,520,000	12/5/2008	4	25%
Lohrey Investments, LLC	1,400,000	(630,000)	770,000	10/29/2008	3	9%
Cascadia Canyon, LLC	1,150,000	--	1,150,000	2/12/2009	2	6%
Silver Star Destinations, LLC	276,000	(144,000)	132,000	9/28/2008	1	1%
	$10,516,000	$(2,630,000)	$7,886,000

*	Please refer to Specific Reserve Allowances below.

Our manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed.  As of September 30, 2008, we have provided specific reserves, related to six non-performing loans and two performing loans, of approximately $2.9 million.  Our manager evaluated the loans and, based on current estimates regarding the value of the remaining underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal.  However, such estimates could change or the value of underlying real estate could decline.  Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded in future periods.

Because any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect.  In such event, actual losses may exceed (or be less than) the amount of any reserve.  To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our stockholders.

See review report of Independent Registered Public Accounting Firm.

Specific Reserve Allowances

The following table is a roll-forward of the allowance for loan losses for the nine months ended September 30, 2008.  Following the table is a discussion of the status of each identified loan and the reasons for the recording of additional reserves during the nine months ended September 30, 2008.

Description	Balance at December 31, 2007	Specific Reserve Allocation	Transferred to REO	Balance at September 30, 2008
Monterrey Associates, L.P.	$545,000	$91,000	$--	$636,000
Brawley CA 122, LLC	255,000	--	(255,000)	--
Peoria 180, LLC	108,000	546,000	--	654,000
Terravita, LLC (a)	118,000	--	--	118,000
V & M Homes at the Palms, Inc.	--	839,000	(839,000)	--
Redwood Place, LLC	--	408,000	--	408,000
2503 Panorama, LLC (a)	--	180,000	--	180,000
MRPE, LLC	--	240,000	(240,000)	--
Silver Star Destinations, LLC	--	144,000	--	144,000
WCP Warm Springs Holdings 1, LLC	--	158,000	--	158,000
Lohrey Investments, LLC	--	630,000	--	630,000
Total	$1,026,000	$3,236,000	$(1,334,000)	$2,928,000

(a)	As of September 30, 2008, these loans were considered performing.

Monterrey Associates, L.P. – As of September 30, 2008, our manager has provided a specific reserve allowance, related to a non-performing commercial loan on a 248-unit apartment complex in Oklahoma City, OK, of approximately $2.8 million, of which our portion was approximately $0.6 million.  This specific reserve allowance was based on our manager’s evaluation and an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2008, and our manager’s evaluation.  Our manager will continue to evaluate our position in the loan.

Peoria 180, LLC – As of September 30, 2008, our manager has provided a specific reserve allowance, related to a land loan on property located in Glendale, AZ, of approximately $9.9 million, of which our portion was approximately $0.7 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan  obtained by our manager during July 2008.  As of September 30, 2008, the loan was considered non-performing.  Our manager will continue to evaluate our position in the loan.

Terravita, LLC – During the year ended December 31, 2007, our manager provided a specific reserve allowance, related to a commercial loan on a 100 unit condominium/apartment project in North Las Vegas, NV, totaling approximately $0.7 million, of which our portion was approximately $0.1 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan and evaluation of the borrower, obtained by our manager during January 2008.  During February 2008, the loans on the Terravita LLC property, with first and second positions were rewritten into one loan, which included a principal pay down of $6.6 million, with a second position totaling approximately $3.1 million of which our portion is approximately $0.5 million.  The terms of the rewritten loan remain the same as those of the original loans and the loan was performing as required as of September 30, 2008.  Our manager will continue to evaluate our position in the loan.

Redwood Place, LLC – As of September 30, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan for the acquisition and conversion to condominiums of a 186-unit apartment complex located in Phoenix, Arizona, of approximately $4.7 million, of which our portion was approximately $0.4 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during July 2008.  Our manager will continue to evaluate our position in the loan.

See review report of Independent Registered Public Accounting Firm.

2503 Panorama, LLC – As of September 30, 2008, our manager has provided a specific reserve allowance, related to a performing loan for a 5,700 square foot penthouse located on the 25th floor of Panorama Towers I in Las Vegas, NV, of approximately $2.2 million, of which our portion is approximately $0.2 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during July 2008.  In addition, we recognized an impairment cost of $47,000, which was applied to the loan balance, related to the restructuring of the loan, whereby the interest rate was reduced from 12% to 6% starting in May 2008.  Our manager will continue to evaluate our position in the loan.

Silver Star Destinations, LLC – As of September 30, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on three commercial retail properties, Sunriver Mall, Marcello Building and Chrome Pony comprising approximately 17.53 gross acres located in Sunriver, OR, of approximately $13.9 million, of which our portion is approximately $0.1 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during September 2008 and a letter of intent to purchase the note and deed of trust dated October 22, 2008.  The purchase agreement of $13.0 million, of which our portion would be approximately $0.1 million, is scheduled to close on or before December 19, 2008; however, there can be no assurance that the sale will be completed.  Our manager will continue to evaluate our position in the loan.

WCP Warm Springs Holdings 1, LLC – As of September 30, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on 10 acres of vacant land located in Las Vegas, NV, of approximately $1.0 million, of which our portion is approximately $0.2 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during September 2008.  Our manager will continue to evaluate our position in the loan.

Lohrey Investments, LLC – As of September 30, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on income producing property located in Gilroy, CA, of approximately $7.2 million, of which our portion is approximately $0.6 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during October 2008.  Our manager will continue to evaluate our position in the loan.

As of September 30, 2008, our manager had granted extensions on 16 loans, totaling approximately $165.8 million of which our portion was approximately $11.3 million, pursuant to the terms of the original loan agreements, which permit extensions by mutual consent.  Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing.  However, our manager generally grants extensions when a borrower is in compliance with the material terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan.  Subsequent to their extension, 9 of the 16 loans have become non-performing.  The loans, which became non-performing after their extension, had a total principal amount at September 30, 2008 of approximately $124.8 million, of which our portion is approximately $9.0 million.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans.  The amount of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment.  On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment.  The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired.  Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves.  Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

See review report of Independent Registered Public Accounting Firm.

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  The following is a breakdown of allowance for loan losses related to performing and non-performing loans as of September 30, 2008 and December 31, 2007:

	As of September 30, 2008
	Balance	Allowance for loan losses *	Balance, net of allowance

Non-performing loans – no related allowance	$3,963,000	$--	$3,963,000
Non-performing loans – related allowance	6,553,000	(2,630,000)	3,923,000
Subtotal nonperforming loans	10,516,000	(2,630,000)	7,886,000

Performing loans – no related allowance	2,284,000	--	2,284,000
Performing loans – related allowance	930,000	(298,000)	632,000
Subtotal performing loans	3,214,000	(298,000)	2,916,000

Total	$13,730,000	$(2,928,000)	$10,802,000

*	Please refer to Specific Reserve Allowances above.

	As of December 31, 2007
	Balance	Allowance for loan losses	Balance, net of allowance

Non-performing loans – no related allowance	$4,088,000	$--	$4,088,000
Non-performing loans – related allowance	1,750,000	(800,000)	950,000
Subtotal nonperforming loans	5,838,000	(800,000)	5,038,000

Performing loans – no related allowance	13,231,000	--	13,231,000
Performing loans – related allowance	2,782,000	(226,000)	2,556,000
Subtotal performing loans	16,013,000	(226,000)	15,787,000

Total	$21,851,000	$(1,026,000)	$20,825,000

Our manager evaluated our loans and, based on current estimates with respect to the value of the underlying collateral, believes that such collateral is sufficient to protect us against further losses of principal or interest.  However, such estimates could change or the value of the underlying real estate could decline.  Our manager will continue to evaluate our loans in order to determine if any other allowance for loan losses should be recorded.

NOTE E — INVESTMENT IN MARKETABLE SECURITIES – RELATED PARTY

As of September 30, 2008, we owned 114,117 shares of VRM II’s common stock, representing approximately 0.78% of their total outstanding common stock.

See review report of Independent Registered Public Accounting Firm.

In accordance with FAS 115 and EITF 03-1, we have evaluated our investment in VRM II’s common stock and determined there is an other-than-temporary impairment as of September 30, 2008.  Based on this evaluation we have reversed our unrealized other comprehensive losses and realized losses on our investment to its fair value, as of September 30, 2008, to $3.89 per share totaling approximately $0.4 million dollars and recognizing an impairment of approximately $1.2 million.  We will continue to evaluate our investment in marketable securities on a quarterly basis.

NOTE F — REAL ESTATE HELD FOR SALE

At September 30, 2008, we held seven properties with a total carrying value of approximately $3.6 million, which were acquired through foreclosure and recorded as investments in real estate held for sale.  The summary below includes our percentage of ownership in each of the properties.  Our investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.  It is not our intent to invest in or own real estate as a long-term investment.  We seek to sell properties acquired through foreclosure as quickly as circumstances permit.  Set forth below is a roll-forward of investments in real estate held for sale during the nine months ended September 30, 2008, followed by a discussion of the basis for recording additional write-downs during the nine months ended September 30, 2008:

Description	Date Acquired	Percentage of Ownership	Balance at December 31, 2007	Acquisitions	Write Downs	Cash Reductions	Net Cash Proceeds on Sales	Gain (Loss) on Sale of Real Estate	Balance at September 30, 2008

Rio Vista Nevada, LLC (1)	12/21/2006	2%	$546,000	$--	$(223,000)	$--	$--	$--	$323,000
Pirates Lake, LTD (2)	2/5/2008	16%	--	1,400,000	(1,068,000)	(29,000)	--	--	303,000
Forest Development, LLC (3)	3/7/2008	12%	--	301,000	(89,000)	--	(174,000)	(38,000)	--
Brawley CA 122, LLC (4)	5/1/2008	33%	--	495,000	(189,000)	--	--	--	306,000
V & M Homes at the Palms, Inc. (5)	7/15/2008	36%	--	549,000	--	--	--	--	549,000
MRPE, LLC (6)	8/11/2008	8%	--	1,160,000	(535,000)	--	--	--	625,000
Jeffrey's Court, LLC (7)	9/3/2008	20%	--	1,000,000	--	--	--	--	1,000,000
Cliff Shadows Properties, LLC (8)	9/8/2008	4.8%	--	811,000	(350,000)	--	--	--	461,000

			$546,000	$5,716,000	$(2,454,000)	$(29,000)	$(174,000)	$(38,000)	$3,567,000

(1)
Rio Vista Nevada, LLC – During December 2006, we, VRM I and VRM II acquired through foreclosure proceedings 480 residential building lots and two single family dwellings in Rio Vista Village Subdivision in Cathedral City, CA.  During the year ended December 31, 2007, our manager evaluated the carrying value of real estate acquired through foreclosure located in Cathedral City, California.  Based on our manager’s evaluation and an updated appraisal obtained during July 2008, the property was written down approximately $11.5 million, of which our portion was approximately $0.2 million.

(2)
Pirates Lake, LTD – During February 2008, we, VRM I and VRM II acquired through foreclosure proceedings approximately 46.75 acres of land in Galveston, TX.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in October 2008 and the current sales price, the property was written down approximately $6.5 million, of which our portion was approximately $1.1 million.  During June 2008, we received a deposit refund totaling $29,000.  The property is currently listed for sale at $2.0 million, which approximates the total book value, plus selling costs, for this property held by us, VRM I and VRM II.

(3)
Forest Development, LLC – During March 2008, we, VRM I and VRM II acquired through foreclosure proceedings two 4,000 square foot single family residences, together with the four remaining lots in a subdivision, located on Mt. Charleston, NV.  Our manager has evaluated the carrying value of the property and based on that evaluation the property was written down approximately $0.8million, of which our portion was approximately $0.1 million.  During September 2008, we, VRM I and VRM II sold this property for approximately $1.4 million, of which our portion was approximately $0.2 million.  The sale resulted in a net loss of approximately $0.4 million, of which our portion was $38,000.

See review report of Independent Registered Public Accounting Firm.

(4)
Brawley CA 122, LLC – During May 2008, we, VRM I, and VRM II acquired through foreclosure proceedings a 25 acre proposed 122 single-family subdivision to be known as River Drive Subdivision in Brawley, CA.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in May 2008, the property was written down approximately $0.6 million, of which our portion was approximately $0.2 million.

(5)
V & M Homes at the Palms, Inc. – During July 2008, we, VRM I, and VRM II acquired through foreclosure proceedings an 80 acre parcel of land in Florence, AZ.  Our manager has evaluated the carrying value of the property and based on its estimate, no write down was deemed necessary as of September 30, 2008.

(6)
MRPE, LLC – During August 2008, we, VRM I, and VRM II acquired through foreclosure proceedings 132.03 acres of land within the Wolf Creek Estates Master Planned Community, located in Mesquite, NV.  Our manager has evaluated the carrying value of the property and based on its estimate and current sales price, the property was written down approximately $6.5 million, of which our portion was approximately $0.5 million.  The property is currently listed for sale at approximately $8.3 million, which approximates the total book value, plus selling costs, for this property held by us, VRM I, and VRM II.

(7)
Jeffrey's Court, LLC – During September 2008, we, VRM I, and VRM II acquired through foreclosure proceedings 4.92 acres of land to be developed into 119 condominium units in Las Vegas, NV.  Our manager has evaluated the carrying value of the property and based on its estimate, no write down was deemed necessary as of September 30, 2008.  On October 30, 2008, our manager received a sales agreement to purchase the property for approximately $6.3 million, of which our portion would be approximately $1.2 million.  The sale is scheduled to close on December 8, 2008, where the buyer is to pay approximately $4.0 million down along with a one year note for the remaining $2.3 million.  There can be no assurance that the sale will be completed.

(8)
Cliff Shadows Properties, LLC – During September 2008, we, VRM I, and VRM II acquired through foreclosure proceedings a 106 Unit Townhouse Project known as Cliff Shadows Townhomes located in Las Vegas, NV.  Our manager has evaluated the carrying value of the property and based on their evaluation, the property was written down approximately $7.3 million, of which our portion was approximately $0.5 million.

NOTE G — RELATED PARTY TRANSACTIONS

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties.  Pursuant to the terms of our Operating Agreement, such acquisitions and sales are made without any mark up or mark down.  No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments.  The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.

Transactions with the Manager

Our manager is entitled to receive from us a management (acquisition and advisory) fee up to 2.5% of the gross offering proceeds and up to 3% of our rental income.  For the three and nine months ended September 30, 2007, we recorded fees to our manager of $0 and $7,000, respectively.  No management fees were recorded during the three and nine months ended September 30, 2008.

We paid pro rata distributions owed to our manager totaling $1,000 and $15,000, during the three and nine months ended September 30, 2008, respectively, based upon 54,863 units owned by our manager.  We paid pro rata distributions owed to our manager totaling $11,000 and $35,000, during the three and nine months ended September 30, 2007, respectively, based upon 54,863 units owned by our manager.

As of September 30, 2008, we did not have a balance due to or due from our manager.  As of December 31, 2007, we owed our manager $1,000.

See review report of Independent Registered Public Accounting Firm.

Transactions with Other Related Parties

During the nine months ended September 30, 2007, we sold $1.3 million in real estate loans to VRM II.  There was no gain or loss associated with this transaction.  There were no similar transactions during the nine months ended September 30, 2008.

As of September 30, 2008, we owned 114,117 common shares of VRM II, representing approximately 0.78% of their total outstanding common stock.  For the three and nine months ended September 30, 2008, we recorded $0 and $56,000, respectively, in dividend income based on the number of shares we held on the dividend record dates.  For the three and nine months ended September30, 2007, we recorded $46,000 and $93,000, respectively, in dividend income based on the number of shares we held on the dividend record dates.

As of September 30, 2008, we owed VRM II $11,000.  We had no intercompany balance with VRM II as of December 31, 2007.

We paid pro rata distributions owed to inVestin totaling $1,000 and $10,000, during the three and nine months ended September 30, 2008, respectively, based upon 34,856 of our units owned by inVestin.  We paid pro rata distributions owed to inVestin totaling $7,000 and $22,000, during the three and nine months ended September 30, 2007, respectively, based upon 34,856 units owned by inVestin.

We paid pro rata distributions owed to Shustek Investments, a company wholly owned by our manager’s CEO, totaling $2,000 and $37,000, during the three and nine months ended September 30, 2008, respectively, based upon 160,857 of our units owned by Shustek Investments.  We paid pro rata distributions owed to Shustek Investments, a company wholly owned by our manager’s CEO, totaling $23,000 and $63,000, during the three and nine months ended September 30, 2007, respectively, based upon 110,349 units owned by Shustek Investments.

During the three and nine months ended September 30, 2008, we incurred $2,000 and $6,000, respectively, for legal fees to the law firm of Levine, Garfinkel & Katz in which the Secretary of Vestin Group has an equity ownership interest in the law firm.  During the three and nine months ended September 30, 2007, we incurred $3,000 and $8,000, respectively, for legal fees to the law firm of Levine, Garfinkel & Katz.

NOTE H — MEMBERS’ EQUITY

Allocations and Distributions

In accordance with our Operating Agreement, profits, gains and losses are to be credited to and charged against each member’s capital account in proportion to their respective capital accounts as of the close of business on the last day of each calendar month.

Distributions are paid monthly to members.  For the nine months ended September 30, 2008, distributions to members were approximately $0.7 million.

Working Capital Reserves

We are required by our Operating Agreement to maintain working capital reserves of approximately 3% of the aggregate capital accounts of the members.  This reserve is available to pay any future expenses in excess of revenues, satisfy obligations of underlying secured properties, expend money to satisfy our unforeseen obligations and other permitted uses of our working capital.  Working capital reserves up to 3% in cash, cash equivalents, certificates of deposit, short term investments and marketable securities are excluded from the funds committed to investments in determining what proportion of the offering proceeds and reinvested distributions have been invested in real estate loans or real property.

Value of Members’ Capital Accounts

See review report of Independent Registered Public Accounting Firm.

In accordance with Section 7.8 of our Operating Agreement, our manager reviewed the value of our assets during the three months ended September 30, 2008.  Based on this review the value of members’ capital accounts was adjusted from $8.49 per unit to $7.55 per unit, as of October 1, 2008.  The change in valuation is primarily for tax and capital account purposes and does not reflect the change in the value of the units calculated in accordance with GAAP.  Accordingly, unit prices calculated under GAAP may be different than the adjusted price per unit.

Redemption Limitation

Under our Operating Agreement, our members have limited withdrawal rights.  The withdrawal rights are subject to various limitations set forth in our Operating Agreement intended to protect our financial health and our status under the Internal Revenue Code.  These limitations provide, among other things, that withdrawals may not exceed 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year, subject to our manager’s discretion which my be excised in accordance to our Operating Agreement.  As of September 30, 2008, the total redemptions made from inception were approximately $9.0 million.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  Total redemptions during the nine months ended September 30, 2008, were approximately $2.8 million.  The remaining requests to redeem, as of September 30, 2008, were estimated at approximately, $1.9 million in 2009, $1.8 million in 2010, $1.6 million in 2011, $0.8 million in 2012, $0.8 million in 2013, $0.6 million in 2014, $0.6 million in 2015, $0.4 million in 2016, $0.2 million in 2017, $0.2 million in 2018, $0.2 million in 2019, $0.1 million in 2020, $0.1 million in 2021 and $8,000 in 2022, subject to unit valuation adjustments and results of operations.

NOTE I — FAIR VALUE

As of September 30, 2008, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party.  We had no assets or liabilities utilizing Level 2 inputs and assets and liabilities utilizing Level 3 inputs included investments in real estate loans and real estate held for sale.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, FAS 157 requires that an asset or liability be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.  We use prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market.  In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments.  This condition may cause, our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

FAS 157 requires that the valuation techniques used by us be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach.  Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges.  Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs.  Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of September 30, 2008 measured at fair value on a recurring basis by the input levels prescribed by FAS 157:

See review report of Independent Registered Public Accounting Firm.

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 09/30/2008
Assets
Investment in marketable securities - related party	$444,000	$--	$--	$444,000
Real estate held for sale	$--	$--	$3,567,000	$3,567,000
Investment in real estate loans	$--	$--	$10,776,000	$10,776,000

NOTE J — RECENT ACCOUNTING PRONOUNCEMENTS

On October 10, 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-3 – Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, which clarifies the application of FAS 157 – Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  Additionally, this FSP specifies that in situations in which there is little, if any, market activity for an asset at the measurement date, the fair value measurement objective remains the same, that is, the price that would be received by the holder of the financial asset in an orderly transaction (an exit price notion) that is not a forced liquidation or distressed sale at the measurement date.  This FSP shall be effective upon issuance, including prior periods for which financial statements have not been issued.  Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate (FASB Statement No. 154, Accounting Changes and Error Corrections, paragraph 19).  The adoption of FSP FAS 157-3 has not had a material impact on our financial condition or results of operation.

NOTE K— LEGAL MATTERS INVOLVING THE MANAGER

The United States Securities and Exchange Commission (the “Commission”), conducted an investigation of certain matters related to us, our manager, Vestin Capital, VRM I and VRM II.  We fully cooperated during the course of the investigation.  On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the Commission (the “Order”).  Our manager, Vestin Mortgage and its Chief Executive Officer, Michael Shustek, as well as Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the Commission found that the Respondents violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 through the use of certain slide presentations in connection with the sale of our units and units in Fund II, the predecessor to VRM II.  The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek’s suspension from association with any broker or dealer for a period of six months, which expired in March 2007.  In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities.  We are not a party to the Order.

On November 21, 2005, Desert Land filed a complaint in the state District Court of Nevada against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. which complaint is substantially similar to a complaint previously filed by Desert Land in the United States District Court, which complaint was dismissed by the United States Court of Appeals for the Ninth Circuit, which dismissal was upheld when the United States Supreme Court denied Desert Land’s Writ of Certiorari.  The action is based upon allegations that Del Mar Mortgage, Inc and/or Vestin Mortgage charged unlawful fees on various loans arranged by them in 1999, prior to the formation of Fund II.  On March 6, 2006, Desert Land amended the state court complaint to name VRM I.  Desert Land alleges that one or more of the defendants have transferred assets to other entities without receiving reasonable value therefore; alleges plaintiffs are informed and believe that defendants have made such transfers with the actual intent to hinder, delay or defraud Desert Land; that such transfers made the transferor insolvent and that sometime between February 27 and April 1, 2003, Vestin Group transferred $1.6 million to VRM I for that purpose.

See review report of Independent Registered Public Accounting Firm.

The state court complaint further alleges that Desert Land is entitled to void such transfers and that pursuant to NRS 112.20, Desert Land is entitled to an injunction to enjoin defendants from further disposition of assets.  Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the action, and Mr. Shustek has guaranteed the indemnification.

On October 16, 2008 the Court granted partial summary judgment in favor of Desert Land on a $2.5 million claim against Del Mar Mortgage Company, Inc.  Judgment has not yet been entered, but the plaintiffs are asking the Court to make Vestin Mortgage, Inc., the judgment debtor, which Vestin Mortgage is opposing.

The remainder of the plaintiffs' claims have been scheduled for trial on December 4, 2008.  The Defendants intend to vigorously defend the claims, as well as ask the Court to reconsider and vacate its October 16 order granting the summary judgment described in the preceding paragraph.

In April 2006, the lenders filed suit against the State of Hawaii listing 26 causes of action, including allegations that the State of Hawaii has illegally blocked the lender’s right to foreclose and take title to its collateral by inappropriately attaching conditions to the granting of licenses needed to operate the business, the pre-need trust funds and the perpetual care trust funds and that the State of Hawaii has attempted to force the lenders to accept liability for any statutory trust fund deficits while no such lender liability exists under the laws of the State of Hawaii.  The State of Hawaii responded by filing allegations against Vestin Mortgage, Inc. and VRM II alleging that these Vestin entities improperly influenced the former RightStar trustees to transfer trust funds to VRM II.

On May 9, 2007, VRM I, VRM II, Vestin Mortgage, the State of Hawaii and Comerica Incorporated announced that an arrangement had been reached to auction the RightStar assets.  On June 12, 2007, the court approved the resolution agreement, which provides that the proceeds of the foreclosure sale will be allocated in part to VRM I, VRM II and Vestin Mortgage in part to fund the trusts statutory minimum balances.  VRM I, VRM II, Vestin Mortgage, the State of Hawaii and Comerica have pledged to cooperate to recover additional amounts owed to the trusts and the creditors from others, while mutually releasing each other and RightStar from all claims.  VRM I, VRM II, Vestin Mortgage and the State of Hawaii have received offers and are currently requesting, entertaining, and reviewing bids on the RightStar properties.  The final outcome of this auction cannot be determined at this time.

VRM I and Vestin Mortgage, Inc. (“Defendants”) are defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who allege, among other things, that they were wrongfully denied appraisal rights in connection with the merger of Fund I into Vestin Realty Mortgage I, Inc.  The court certified a class of all former Fund I unit holders who voted against the merger of Fund I into Vestin Realty Mortgage I, Inc.  The trial is currently scheduled to begin on March 27, 2009.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM I’s management agreement and Fund I’s Operating Agreement contain indemnity provisions whereby, Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM I with respect to the above actions.

VRM II and Vestin Mortgage, Inc. (“Defendants”) are defendants in a breach of contract class action filed in San Diego Superior Court by certain plaintiffs who allege, among other things, that they were wrongfully denied appraisal rights in connection with the merger of Fund II into Vestin Realty Mortgage II, Inc.  The court certified a class of all former Fund II unit holders who voted against the merger of Fund II into Vestin Realty Mortgage II, Inc., and a subclass of all class members who were over the age of 60 and Nevada residents at the time of the merger.  The trial is currently scheduled to begin on March 27, 2009.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM II’s management agreement and Fund II’s Operating Agreement contain indemnity provisions whereby, Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM II with respect to the above actions.

See review report of Independent Registered Public Accounting Firm.

VRM I, Vestin Mortgage, Inc. and Michael V. Shustek (“Defendants”) are defendants in a civil action filed by 25 separate plaintiffs (“Plaintiffs”) in District Court for Clark County, Nevada.  The Plaintiffs allege, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund I into VRM I.  The action seeks monetary damages, punitive damages, and a rescission of the REIT conversion.  The trial is currently scheduled to begin on April 19, 2010.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM I’s management agreement and Fund I’s operating agreement contain indemnity provisions whereby Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM I with respect to the above actions.

VRM II, Vestin Mortgage, Inc. and Michael V. Shustek (“Defendants”) are defendants in a civil action filed by 88 separate plaintiffs (“Plaintiffs”) in District Court for Clark County, Nevada.  The Plaintiffs allege, among other things, that Defendants: breached certain alleged contractual obligations owed to Plaintiffs; breached fiduciary duties supposedly owed to Plaintiffs; and misrepresented or omitted material facts regarding the conversion of Fund II into VRM II.  The action seeks monetary damages, punitive damages and a rescission of the REIT conversion.  The trial is currently scheduled to begin on April 19, 2010.  The Defendants believe that the allegations are without merit and that they have adequate defenses.  The Defendants intend to undertake a vigorous defense.  The terms of VRM II’s management agreement and Fund II’s operating agreement contain indemnity provisions whereby, Vestin Mortgage and Michael V. Shustek may be eligible for indemnification by VRM II with respect to the above actions.

In addition to the matters described above, our manager is involved in a number of other legal proceedings concerning matters arising in connection with the conduct of its business activities.  Our manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously.  Our manager believes that it is not a party to any other pending legal or arbitration proceedings that would have a material adverse effect on our manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the manager’s net income in any particular period.

NOTE L — LEGAL MATTERS INVOLVING THE COMPANY

From time to time, we may become involved in litigation in the ordinary course of business.  We do not believe that any pending legal proceedings are likely to have a material adverse effect on our financial condition or results of operations or cash flows.  It is not possible to predict the outcome of any such proceedings.

NOTE M — SUBSEQUENT EVENTS

We, VRM I and VRM II have received a letter of intent to purchase the note and deed of trust for the Silver Star Destinations, LLC, loan dated October 22, 2008.  The purchase agreement of $13.0 million, which our portion would be approximately $0.1 million, is scheduled to close on or before December 19, 2008; however, there can be no assurance that the sale will be completed.

On October 16, 2008, we, VRM I and VRM II entered into a forbearance agreement to postpone the foreclosure date on Babuski, LLC.  On November 5, 2008, the guarantor paid $250,000 for cost and interest due related to the loan.

On October 30, 2008, our manager received a sales agreement to purchase Jeffrey's Court, LLC for approximately $6.3 million, of which our portion would be approximately $1.2 million.  The sale is scheduled to close on December 8, 2008, where the buyer is to pay approximately $4.0 million down along with a one year note for the remaining $2.3 million.  There can be no assurance that the sale will be completed.

See review report of Independent Registered Public Accounting Firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Vestin Fund III, LLC:

We have reviewed the accompanying balance sheet of Vestin Fund III, LLC as of September 30, 2008, and the related statements of operations for the three and nine month periods ended September 30, 2008 and 2007, statements of members’ equity and other comprehensive loss for the nine month period ended September 30, 2008 and statements of cash flows for the nine month periods ended September 30, 2008 and 2007. All information included in these financial statements is the representation of the management of Vestin Fund III, LLC.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Vestin Fund III, LLC as of December 31, 2007 and the related statements of income, members’ equity and other comprehensive income and cash flows for the year then ended (not presented herein); and in our report dated March 24, 2008, we expressed an unqualified opinion on those financial statements.  In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2007, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

As discussed in Note A of the financial statements, the Company’s manager is considering a proposal to the members to wind up the Company’s operations in view of its limited operating assets.

Orange, California
November 14, 2008

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the three and nine months ended September 30, 2008 and 2007.  This discussion should be read in conjunction with our consolidated financial statements and accompanying notes and other detailed information regarding us appearing elsewhere in this report on Form 10-Q and our report on Form 10-K, Part II, Item 7 Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the year ended December 31, 2007 and our quarterly reports filed on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008.

FORWARD - LOOKING STATEMENTS

Certain statements in this report, including, without limitation, matters discussed under this Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” should be read in conjunction with the consolidated financial statements, related notes, and other detailed information included elsewhere in this report on Form 10-Q.  We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical fact are forward-looking statements.  Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, which could cause actual results, performance or achievements to differ materially from future results, performance or achievements.  These forward-looking statements are based on our current beliefs, intentions and expectations.  These statements are not guarantees or indicative of future performance.  Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described in Part II Item 1A Risk Factors of this Quarterly Report on Form 10-Q and in our other securities filings with the Securities and Exchange Commission (“SEC”).  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and involve inherent risks and uncertainties.  Our estimates of the value of collateral securing our loans may change, or the value of the underlying property could decline subsequent to the date of our evaluation.  As a result, such estimates are not guarantees of the future value of the collateral.  The forward-looking statements contained in this report are made only as of the date hereof.  We undertake no obligation to update or revise information contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

OVERVIEW

Our primary business objective is to generate income while preserving principal by investing in real estate loans.  We believe there is a significant market opportunity to make real estate loans to owners and developers of real property whose financing needs are not met by other real estate lenders.  The loan underwriting standards utilized by our manager and Vestin Originations are less strict than those used by many institutional real estate lenders.  In addition, one of our competitive advantages is our ability to approve loan applications more quickly than many institutional lenders.  As a result, in certain cases, we may make real estate loans that are riskier than real estate loans made by many institutional lenders such as commercial banks.  However, in return, we seek a higher interest rate and our manager takes steps to mitigate the lending risks such as imposing a lower loan-to-value ratio.  While we may assume more risk than many institutional real estate lenders, in return, we seek to generate higher yields from our real estate loans.

Our operating results are affected primarily by: (i) the amount of capital we have to invest in real estate loans, (ii) the level of real estate lending activity in the markets we service, (iii) our ability to identify and work with suitable borrowers, (iv) the interest rates we are able to charge on our loans and (v) the level of non-performing assets, foreclosures and related loan losses which we may experience.

Our recent operating results have been adversely affected by increases in allowances for loan losses and increases in non-performing assets.  This negative trend accelerated sharply during the nine months ended September 30, 2008.  As of September 30, 2008, we had 10 loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).  These loans are currently carried on our books at a value of approximately $7.9 million, net of allowance for loan losses of approximately $2.6 million.  These loans have been placed on non-accrual of interest status and are the subject of pending foreclosure proceedings.  As of September 30, 2008, four loans totaling approximately $4.1 million, representing approximately 30% of our portfolio’s total value, had a common guarantor; all four loans were considered non-performing as of September 30, 2008.  For additional information, see “Specific Loan Allowance” in Note D – Investments In Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this report Form 10-Q.

Non-performing assets, net of allowance for loan losses, totaled approximately $11.5 million or 67% of our total assets as of September 30, 2008, as compared to approximately $5.6 million or 21% of our total assets as of December 31, 2007.  At September 30, 2008, non-performing assets consisted of approximately $3.6 million of real estate held for sale and approximately $7.9 million of non-performing loans, net of allowance for loan losses.  See Note F – Real Estate Held for Sale and Note D – Investments In Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this report Form 10-Q.

We believe that the significant increase in the level of our non-performing assets is a direct result of the deterioration of the economy and credit markets.  As the economy has weakened and credit has become more difficult to obtain, many of our borrowers who develop and sell commercial real estate projects have been unable to complete their projects, obtain takeout financing or have been otherwise adversely impacted.  Our exposure to the negative developments in the credit markets and general economy has likely been increased by our business strategy, which entails more lenient underwriting standards and expedited loan approval procedures.  Moreover, declining real estate values in the principal markets in which we operate has in many cases eroded the current value of the security underlying our loans.

We expect that the weakness in the credit markets and the weakness in lending will continue to have an adverse impact upon our markets for the foreseeable future.  This may result in a further increase in defaults on our loans and we might be required to record additional reserves based on decreases in market values or we may be required to restructure loans.  This increase in loan defaults has materially harmed our operating results and led to the suspension of distributions to our members.

As of September 30, 2008, our loan-to-value ratio was 81.88%, net of allowances for loan losses, on a weighted average basis generally using appraisals prepared on an “as-if developed basis” in connection with the loan origination.  Additional marked increases in loan defaults accompanied by a rapid decline in real estate values, as evidenced by updated appraisals generally prepared on an “as-is-basis,” will have a material adverse effect upon our financial condition and operating results.  The current loan-to-value ratio is primarily a result of declining real estate values, which have eroded the market value of our collateral.

As of September 30, 2008, we have provided a specific reserve allowance for six non-performing loans and two performing loans based on updated appraisals of the underlying collateral and our evaluation of the borrower for these loans, obtained by our manager during the year ended December 31, 2007, and the nine months ended September 30, 2008.  For further information regarding allowance for loan losses, refer to Note D – Investments in Real Estate Loans in the notes to our consolidated financials statements in Part I, Item 1 Consolidated Financial Statements of this report Form 10-Q.

Our capital, subject to a 3% reserve, will constitute the bulk of the funds we have available for investment in real estate loans.  We do not have any arrangements in place to materially increase the funds we will have available to invest from any other sources.  See discussion under – “Capital and Liquidity.”

From time to time, we may acquire or sell investments in real estate loans from/to our manager or other related parties pursuant to the terms of our Management Agreement without a premium.  No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments.  The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.  For further information regarding related party transactions, refer to Note G – Related Party Transactions in the notes to our consolidated financials statements in Part I, Item 1 Consolidated Financial Statements of this report Form 10-Q.

As of September 30, 2008, our loans were in the following states: Arizona, California, Nevada, Oklahoma, Oregon and Texas.  The weighted average term of our outstanding loans, including extensions, was 21 months and 17 months as of September 30, 2008 and December 31, 2007, respectively.

Comparison of Operating Results for the three and nine months ended September 30, 2008 to the three and nine months ended September 30, 2007.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Total revenues	$151,000	$508,000	$856,000	$1,966,000
Total operating expenses	1,040,000	110,000	3,548,000	354,000
Non-operating income (loss)	(1,195,000)	84,000	(1,098,000)	171,000
Loss from real estate held for sale	(1,352,000)	(22,000)	(2,583,000)	(87,000)

NET INCOME (LOSS)	$(3,436,000)	$460,000	$(6,373,000)	$1,696,000

Net income (loss) allocated to members per weighted average membership units	$(1.51)	$0.18	$(2.70)	$0.65

Weighted average membership units	2,271,557	2,525,561	2,357,451	2,597,429

Annualized rate of return to members (a)	-59.65%	7.16%	-35.79%	8.65%

Cash distributions	$39,000	$521,000	$689,000	$1,685,000

Cash distributions per weighted average membership units	$0.02	$0.21	$0.29	$0.65

Weighted average term of outstanding loans	21 months	16 months	21 months	16 months

(a)
The annualized rate of return to members is calculated based upon the net GAAP income allocated to members per weighted average unit as of September 30, 2008 and 2007, divided by the number of days during the period (92/92 and 274/273 days for the three and nine months ended September 30, 2007 and 2008) and multiplied by 366/365 days, then divided by the weighted average cost per unit ($10.09 for each period, respectively).

Comparison of Operating Results for the three months ended September 30, 2008 to the three months ended September 30, 2007.

Total Revenues:  For the three months ended September 30, 2008, total revenues were $151,000 compared to $508,000 during the three months ended September 30, 2007, a decrease of $357,000 or 70% due in significant part to the following factor:

•
Interest income from investments in real estate loans decreased to $151,000 during the three months ended September 30, 2008, compared to $498,000 during the same period in 2007, primarily due to the increase in non-performing loans during the three months ended September 30, 2008, compared to three months ended September 30, 2007.  As of September 30, 2008, approximately $10.5 million of our loans were non-performing compared to approximately $5.1 million as of September 30, 2007.  For additional information on our loan portfolio, see Note D – Investment Real Estate Loans of the Notes to the Consolidated Financial Statements of this Interim Report Form 10-Q.

Total Operating Expenses:  For the three months ended September 30, 2008, total operating expenses were approximately $1.0 million compared to approximately $110,000 during the three months ended September 30, 2007, an increase of approximately $0.9 million or 845% due in significant part to the following factor:

•
Operating expenses increased primarily as a result of the recognition of provisions for loan losses.  During the three months ended September 30, 2008, we recognized provisions for loan loss related to four non-performing loans totaling approximately $944,000.  The significant increase in loan losses is primarily a result of declining values in real estate as reflected in updated appraisals obtained by our manager in 2008.  We believe that the continued weakness in real estate markets may result in our recording additional losses related to the declining value of real estate securing our non-performing loans.  See “Specific Loan Allowance “ in Note D Investment Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.  During the three months ended September 30, 2007, management recognized a provision for loan loss of approximately $35,000 related to a land loan on property located in Glendale, AZ.  During the three months ended September 30, 2008, we, VRM II and Fund III foreclosed upon four loans and classified the collateralized properties as real estate held for sale.  See “Specific Loan Allowance “ in Note D Investment Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.

Total Non-Operating Income (Loss):  For the three months ended September 30, 2008, total non-operating loss was approximately $1.2 million compared to income of $84,000 during the three months ended September 30, 2007, a decrease of approximately $1.3 million or 1,523%.  This decrease is mainly due to the recognition of an other than temporary impairment of our marketable securities – related party, totaling  approximately $1.2 million, for the three months ended September 30, 2008.

Total Loss from Real Estate Held for Sale:  For the three months ended September 30, 2008, total losses from real estate held for sale were approximately $1.4 million compared to $22,000 during the three months ended September 30, 2007, an increase of approximately $1.3 million or 6,045%.  As detailed below, such losses are primarily a result of declining real estate values as reflected in updated appraisals obtained in 2008.  We believe that the continued weakness in real estate markets may result in additional losses on our real estate held for sale.

•
During the three months ended September 30, 2008, we, VRM I and VRM II acquired through foreclosure proceedings a 106 Unit Townhouse Project known as Cliff Shadows Townhomes located in, Las Vegas, NV, (Cliff Shadows Properties, LLC).  Our manager evaluated the carrying value of the acquired property and estimated the net realizable value of the asset totaled approximately $9.7 million of which our portion totaled approximately $0.5 million.  Based on this estimate, our write down on this real estate held for sale totaled approximately $0.3 million during the three months ended September 30, 2008.  In October 2008, we entered into a sales contract with a third party at a price approximating the net realizable value.  The sales contract requires that the buyer complete the purchase within 30 days, however, there can be no assurance that the sale will be completed.

•
During the three months ended September 30, 2008, our manager evaluated the carrying value of a 25 acre parcel in Brawley, CA, (Brawley CA 122, LLC), and estimated the net realizable value of the asset totaled approximately $0.9 million of which our portion totaled approximately $0.3 million.  Based on this estimate, our write down on this real estate held for sale totaled approximately $0.1 million during the three months ended September 30, 2008.  In addition, our manager estimated a write down of approximately $1.7 million, of which our portion was approximately $0.3 million, related to 46.75 acres of land in Galveston, TX, based on the current sales price of $2.0 million.

•
During the three months ended September 30, 2008, we, VRM I and VRM II acquired through foreclosure proceedings 132.03 acres of Land within the Wolf Creek Estates Master Planned Community, located in Mesquite, NV, (MRPE, LLC).  Our manager evaluated the carrying value of the acquired property and estimated the net realizable value of the asset totaled approximately $7.6 million of which our portion totaled approximately $1.5 million.  Based on this estimate, our write down on this real estate held for sale totaled approximately $0.5 million during the three months ended September 30, 2008.

•
We recorded a loss on sale of real estate held for sale of approximately $38,000 during the three months ended September 30, 2008, on the sale of real estate located on Mt. Charleston, NV, (Forest Development, LLC).  There was no loss on sale of real estate held for sale during the same period in 2007.

Comparison of Operating Results for the nine months ended September 30, 2008 to the nine months ended September 30, 2007

Total Revenues:  For the nine months ended September 30, 2008, total revenues were approximately $0.9 million compared to approximately $2.0 million during the nine months ended September 30, 2007, a decrease of approximately $1.1 million or 57%.  Revenues were primarily affected by the following factor:

•
Interest income from investments in real estate loans decreased to approximately $0.8 million during the nine months ended September 30, 2008, compared to approximately $2.0 million during the same period in 2007, primarily due to the increase in non-performing loans during the nine months ended September 30, 2008 referred above.  Our revenue is also dependent upon the balance of our investment in real estate loans and the interest earned on these loans.  As of September 30, 2008, our investment in real estate loans was approximately $13.7 million compared to our investment in real estate loans of approximately $20.4 million as of September 30, 2007.  This decline is largely attributable to the increase in non-performing assets which has reduced the amount of cash available for investment in new loans.  For additional information see Note D- Investment Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.

Total Operating Expenses:  For the nine months ended September 30, 2008, total operating expenses were approximately $3.5 million compared to approximately $354,000 during the nine months ended September 30, 2007, an increase of approximately $3.2 million or 902%.

•
Operating expenses increased primarily as a result of the recognition of provisions for loan losses.  During the nine months ended September 30, 2008, we recognized provisions for loan losses totaling approximately $3.3 million, compared to $35,000 for the same period in 2007.  See “Specific Loan Allowance “ in Note D Investment Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.  During the nine months ended September 30, 2008, we foreclosed upon seven loans and classified the collateralized properties as real estate held for sale.  See “Specific Loan Allowance “ in Note D Investment Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.

Total Non-Operating Income (Loss):  For the nine months ended September 30, 2008, total non-operating loss was approximately $1.1 million compared to income of $171,000 during the nine months ended September 30, 2007, a decrease of approximately $1.3 million or 742%.  This decrease is mainly due to the recognition of an other than temporary impairment of our marketable securities – related party, as discussed above in Total Non-Operating Income (Loss) for the three months ended September 30, 2008.

Total Loss from Real Estate Held for Sale:  For the nine months ended September 30, 2008, total losses from real estate held for sale were approximately $2.6 million compared to $87,000 during the nine months ended September 30, 2007, an increase of approximately $2.5 million or 2,869% due in significant part to the following factors:

•
In addition to the write downs and loss on real estate held for sale discussed above in Total Loss from Real Estate Held for Sale for the three months ended September 30, 2008, we wrote down approximately $1.2 million on four properties held for sale, totaling approximately $1.2 million for the nine months ended September 30, 2008.  For additional information see Note F- Real Estate Held For Sale of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.  As of September 30, 2008, we had seven properties held for sale totaling approximately $3.6 million compared to one property held for sale as of September 30, 2007 totaling $550,000.

Distributions to Members:  The following is a schedule of distributions made to members for the nine months ended September 30, 2008 and 2007.

	For the Nine Months Ended
	9/30/2008	9/30/2007

Distribution of net income available for distribution	$--	$1,685,000
Reduction to working capital due to net loss	(1,718,000)	--
Distribution in excess of net income available for distribution	2,407,000	--
Total distributions	$689,000	$1,685,000

Net Income Available for Distributions is a non-GAAP financial measure that is defined in our Operating Agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP.  We have presented net income available for distribution because management believes this financial measure is useful and important to members.  Although we generally do not plan to make distributions in excess of net income available for distribution, we may do so from time to time.  Any such distribution will be treated as a return of capital for income tax purposes.  In addition, cash flows from operations, which are the significant component of net income available for distribution, affect the capital available for investment in new loans.  This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.  We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.

The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities.  The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows:

	For the Nine Months Ended
	9/30/2008	9/30/2007
Distribution of net income available for distribution	$--	$1,685,000
Distribution of working capital	689,000	--
Additions (reductions) to working capital reserves	(2,407,000)	71,000
Net loss on foreclosure of loans realized	2,280,000	--
Loss on sale of real estate held for sale	38,000	--
Change in operating assets and liabilities:
Interest receivable	157,000	56,000
Accounts payable	(12,000)	84,000
Due to related parties	12,000	11,000
Other assets	3,000	6,000
Net cash provided by operating activities	$760,000	$1,913,000
Net cash provided (used) by investing activities	$1,237,000	$5,827,000
Net cash (used) provided by financing activities	$(3,461,000)	$(4,432,000)

Stated Unit Value Adjustment:  In accordance with Section 7.8 of our Operating Agreement, our manager reviewed the value of our assets during the three months ended September 30, 2008.  Based on this review the value of members’ capital accounts was adjusted from $8.49 per unit to $7.55 per unit, as of October 1, 2008.  The periodic review of the estimated net unit value includes an analysis of unrealized gains that our manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP.

Redemptions:  Under our Operating Agreement, our members have limited withdrawal rights.  The withdrawal rights are subject to various limitations set forth in our Operating Agreement intended to protect our financial health and our status under the Internal Revenue Code.  These limitations provide, among other things, that withdrawals may not exceed 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year, subject to our manager’s discretion which my be excised in accordance to our Operating Agreement.  As of September 30, 2008, the total redemptions made from inception were approximately $9.0 million.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  Total redemptions during the nine months ended September 30, 2008, were approximately $2.8 million.  The remaining requests to redeem, as of September 30, 2008, were estimated at approximately, $1.9 million in 2009, $1.8 million in 2010, $1.6 million in 2011, $0.8 million in 2012, $0.8 million in 2013, $0.6 million in 2014, $0.6 million in 2015, $0.4 million in 2016, $0.2 million in 2017, $0.2 million in 2018, $0.2 million in 2019, $0.1 million in 2020, $0.1 million in 2021 and $8,000 in 2022, subject to unit valuation adjustments and results of operations.

CAPITAL AND LIQUIDITY

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and general operating purposes.  Subject to a 3% reserve, we generally seek to use all of our available funds to invest in real estate loans.  Distributable cash flow generated from such loans is paid out to our members unless they have elected to reinvest their distributions.  We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months because our manager will manage our affairs.

During the nine months ended September 30, 2008, net cash flows provided by operating activities approximated $0.8 million.  In addition, we incurred approximately $2.4 million in write-downs on real estate held for sale and approximately $3.3 million in provisions for loan losses, during the nine months ended September 30, 2008.  Cash flows related to investing activities consisted of cash provided by loan payoffs of approximately $1.7 million and cash used for new investments of real estate loans of approximately $0.7 million.  Cash flows used for financing activities consisted of cash used for members’ distributions, net of reinvestments, of approximately $0.7 million and members’ redemptions of approximately $2.8 million.

At September 30, 2008, we had approximately $1.3 million in cash, $0.4 million in marketable securities – related party and approximately $17.2 million in total assets.  We intend to meet short-term working capital needs through a combination of proceeds from loan payoffs, loan sales, sales of real estate held for sale and/or borrowings.  We believe we have sufficient working capital to meet our operating needs in the near term, provided that there is not a significant increase in our non-performing assets.  In addition, as of September 30, 2008, we had approximately $1.0 million in restricted cash, which relates to a cash deposit held as collateral by a banking institution to support rent payments on the property we sold during November 2006.

We rely primarily upon repayment of outstanding loans and proceeds from sales of real estate held for sale to provide capital for investment in new loans.  The significant level of defaults on outstanding loans has reduced the funds we have available for investment in new loans.  Resulting foreclosure proceedings may not generate full repayment of our loans and may result in significant delays in the return of invested funds.  This has diminished our capital resources and impaired our ability to invest in new loans.

Non-performing assets included loans in non-accrual status, net of allowance for loan losses, and real estate held for sale not sold through seller financing, totaling approximately $7.9 million and $3.6 million, respectively, as of September 30, 2008, compared to approximately $5.0 million and $0.6 million, respectively, as of December 31, 2007.  It is possible that no earnings will be recognized from these assets until they are disposed of, or that no earnings will be recognized at all, and the time it will take to dispose of these assets cannot be predicted.  Our manager believes that these non-performing assets have increased in significant part as a result of conditions in the real estate and credit markets.  We believe that the continued weakness in real estate markets may result in additional losses on our real estate held for sale.

We have no current plans to sell any new units.  In addition, any significant level of redemptions by our members would reduce the capital we have available for investment.  In order to comply with our Operating Agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year subject to our manager’s discretion.  As of September 30, 2008, the total redemptions made from inception were approximately $9.0 million.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  Total redemptions during the nine months ended September 30, 2008, were approximately $2.8 million.  The remaining requests to redeem, as of September 30, 2008, were estimated at approximately, $1.9 million in 2009, $1.8 million in 2010, $1.6 million in 2011, $0.8 million in 2012, $0.8 million in 2013, $0.6 million in 2014, $0.6 million in 2015, $0.4 million in 2016, $0.2 million in 2017, $0.2 million in 2018, $0.2 million in 2019, $0.1 million in 2020, $0.1 million in 2021 and $8,000 in 2022, subject to unit valuation adjustments and results of operations.

At September 30, 2008, we had restricted cash totaling approximately $1.0 million, which relates to a cash deposit held as collateral by a banking institution to support rent payments on the property we sold during November 2006.  The requirement for the deposit expires at the end of the lease on August 31, 2014.

We maintain working capital reserves of approximately 3% in cash and cash equivalents, certificates of deposits and short-term investments or liquid marketable securities.  This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying properties, expend money to satisfy our unforeseen obligations and for other permitted uses of working capital.

We may seek to expand our capital resources through borrowings from institutional lenders or through securitization of our loan portfolio or similar arrangements.  We currently do not have in place any commitments to borrow any funds or securitize any of our assets.  No assurance can be given that, if we should seek to borrow funds or to securitize our assets we would be able to do so on commercially attractive terms.  Our ability to expand our capital resources in this manner is subject to many factors, some of which are beyond our control, including the state of the economy, the state of the capital markets and the perceived quality of our loan portfolio.

Investments in Real Estate Loans Secured by Real Estate Portfolio

We offer five real estate loan products consisting of commercial property, construction, acquisition and development, land, and residential loans.  The effective interest rates on all product categories range from 6.0 % to 15.0%.  Revenue by product will fluctuate based upon relative balances during the period.  We had investments in 20 real estate loans, as of September 30, 2008, with a balance of approximately $13.7 million as compared to investments in 26 real estate loans, as of December 31, 2007, with a balance of approximately $21.9 million.

As of September 30, 2008, we had 10 loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).  These loans are currently carried on our books at a value of approximately $7.9 million, net of allowance for loan losses of approximately $2.6 million, which does not include the allowances of approximately $0.3 million relating to the decrease in the property value for a performing loan as of September 30, 2008.  These loans have been placed on non-accrual of interest status and are the subject of pending foreclosure proceedings.  Our manager has evaluated these loans and, based on current estimates, believes that the value of the underlying collateral is sufficient to protect us from loss of principal.  However, such estimates may change, or the value of the underlying collateral may deteriorate, in which case further losses may be incurred.

Our manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed.  As of September 30, 2008, we have provided a specific reserve related to six non-performing loans and two performing loans, based on updated appraisals and evaluation of the borrower obtained by our manager during the year ended December 31, 2007, and the nine months ended September 30, 2008.  Our manager evaluated these loans and concluded that the remaining underlying collateral was sufficient to protect us against further losses of principal or interest.  Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.  For additional information on our investments in real estate loans, refer to Note D – Investments In Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.

Asset Quality and Loan Reserves

Losses may occur from investing in real estate loans.  The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment.  On a quarterly basis, our manager evaluates our real estate loan portfolio for impairment.  The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired.  Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves.  Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the real estate loan amount.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Recoveries of previously charged off amounts are credited to the allowance for loan losses.  For additional information regarding the roll-forward of the allowance for loan losses for the nine months ended September 30, 2008, refer to Note D – Investments In Real Estate Loans of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.

Investments in Real Estate Held for Sale

At September 30, 2008, we held seven properties with a total carrying value of approximately $3.6 million, which were acquired through foreclosure and recorded as investments in real estate held for sale.  Our investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.  It is not our intent to invest in or own real estate as a long-term investment.  We seek to sell properties acquired through foreclosure as quickly as circumstances permit.  For additional information on our investments in real estate held for sale, refer to Note F – Real Estate Held for Sale of the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.

CONTRACTUAL OBLIGATIONS

As of September 30, 2008, we had no contractual obligations nor do we have any interests in non-exchange traded commodity contracts.

CRITICAL ACCOUNTING ESTIMATES

Revenue Recognition

Interest income on loans is accrued by the effective interest method.  We do not accrue interest income from loans once they are determined to be non-performing.  A loan is considered non-performing when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

The following table presents a sensitivity analysis, averaging the balance of our loan portfolio at the end of the last six quarters, to show the impact on our financial condition at September 30, 2008, from fluctuations in weighted average interest rate charged on loans as a percentage of the loan portfolio:

Changed Assumption	Increase (Decrease) in Interest Income
Weighted average interest rate assumption increased by 1.0% or 100 basis points	$197,000
Weighted average interest rate assumption increased by 5.0% or 500 basis points	$986,000
Weighted average interest rate assumption decreased by 1.0% or 100 basis points	$(197,000)
Weighted average interest rate assumption decreased by 5.0% or 500 basis points	$(986,000)

The purpose of this analysis is to provide an indication of the impact that the weighted average interest rate fluctuations would have on our financial results.  It is not intended to imply our expectation of future revenues or to estimate earnings.  We believe that the assumptions used above are appropriate to illustrate the possible material impact on the consolidated financial statements.

Allowance for Loan Losses

We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment in our investment in real estate loans portfolio.  Our manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan.  Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans.  Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses.  Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income.

The following table presents a sensitivity analysis to show the impact on our financial condition at September 30, 2008, from increases and decreases to our allowance for loan losses as a percentage of the loan portfolio:
Changed Assumption	Increase (Decrease) in Allowance for Loan Losses
Allowance for loan losses assumption increased by 1.0% of loan portfolio	$137,000
Allowance for loan losses assumption increased by 5.0% of loan portfolio	$687,000
Allowance for loan losses assumption decreased by 1.0% of loan portfolio	$(137,000)
Allowance for loan losses assumption decreased by 5.0% of loan portfolio	$(687,000)

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property.  As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the mortgage lending industry.  We, our manager and Vestin Originations generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.

We may discover additional facts and circumstances as we continue our efforts in the collection and foreclosure processes.  This additional information often causes management to reassess its estimates.  In recent years, we have revised estimates of our allowance for loan losses.  Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions that can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•
Lack of progress on real estate developments after we advance funds.  We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances.  After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed upon property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Real Estate Held For Sale

Real estate held for sale includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property's estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions.  While pursuing foreclosure actions, we seek to identify potential purchasers of such property.  It is not our intent to invest in or own real estate as a long-term investment.  In accordance with FAS 144 - Accounting for the Impairment or Disposal of Long Lived Assets, we seek to sell properties acquired through foreclosure as quickly as circumstances permit.  The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Management classifies real estate held for sale when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk, primarily from changes in interest rates.  We do not deal in any foreign currencies and do not own any options, futures or other derivative instruments.  We do not have a significant amount of debt.

Most of our assets consisted of investments in real estate loans, which from time to time include those that are financed under Inter-creditor Agreements.  At September 30, 2008, our aggregate investment in real estate loans was approximately $10.8 million, net of allowance of approximately $2.9 million, with a weighted average effective interest rate of 11.49%.  The weighted average interest rate of 11.49% is base on the contractual terms of the loans for the entire portfolio including non-performing loans.  The weighted average interest rate on performing loans only, as of September 30, 2008, was 11.81%.  Most of the real estate loans had an initial term of 12 months.  The weighted average term of outstanding loans, including extensions, at September 30, 2008, was 21 months.  All but one of the outstanding real estate loans at September 30, 2008, was a fixed rate loan.  The variable interest rate loan was considered non-performing as of September 30, 2008, see Note D – Investments in Real Estate Loans in the Notes to the Consolidated Financial Statements included in Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.  All of the real estate loans are held for investment purposes; none are held for sale.  We intend to hold such real estate loans to maturity.  None of the real estate loans had prepayment penalties and 15 loans, totaling approximately $8.4 million, had an exit fee.  Out of the 15 loans with an exit fee, 6 loans, totaling approximately $5.7 million, were considered non-performing as of September 30, 2008.

Market fluctuations in interest rates generally do not affect the carrying value of our investment in real estate loans.  However, significant and sustained changes in interest rates could affect our operating results.  If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates.  This would reduce our earnings and funds available for dividend distribution to stockholders.  On the other hand, a significant increase in interest rates could result in a slowdown in real estate development activity that would reduce the demand for commercial real estate loans.  As a result, we might encounter greater difficulty in identifying appropriate borrowers.  We are not in a position to quantify the potential impact on our operating results from a material change in interest rates.

The following table contains information about the investment of real estate loans in our portfolio as of September 30, 2008.  The presentation aggregates the investment in real estate loans by their maturity dates for maturities occurring in each of the years 2008 through 2012 and thereafter and separately aggregates the information for all maturities arising after 2012.  The carrying values of these assets approximate their fair value as of September 30, 2008.

	Interest Earning Assets Aggregated by Maturity at September 30, 2008
Interest Earning Assets	2008	2009	2010	2011	2012	Thereafter	Total
	(a)
Investments In Real Estate Loans	$12,395,000	$672,000	$663,000	$--	$--	$--	$13,730,000

Weighted Average Interest Rates	11.62%	11.85%	8.72%	--%	--%	--%	11.49%

(a)	Amounts include the balance of non-performing loans and loans that have been extended subsequent to September 30, 2008.

At September 30, 2008, we also had approximately $1.7 million invested in cash and marketable securities – related party (VRM II).  Approximately 3% of our assets will be held in such accounts as a cash reserve; additional deposits in such accounts will be made as funds are received from investors and repayment of loans pending the deployment of such funds in new real estate loans.  We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our manager, including our manager’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required financial disclosure.  In connection with the preparation of this Report on Form 10-Q, our manager carried out an evaluation, under the supervision and with the participation of our manager’s CEO and CFO, as of September 30, 2008, of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) under the Exchange Act.  Based upon our manager’s evaluation, our manager’s CEO and CFO concluded that, as of September 30, 2008, our disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our manager’s CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within our company have been or will be detected.  Even effective internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation.  Furthermore, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.  Our manager, including our manager’s CEO and CFO, does not expect that our controls and procedures will prevent all errors.

The certifications of the our manager’s CEO and CFO required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report.

Changes in Internal Control Over Financial Reporting

As required by Rule 13a-15(d) under the Exchange Act, our management, including our manager’s CEO and our CFO, has evaluated our internal control over financial reporting to determine whether any changes occurred during the third fiscal quarter of 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.  Based on that evaluation, there has been no such change during the third fiscal quarter of 2008.

ITEM 4T.	CONTROLS AND PROCEDURES

Not applicable.

PART II – OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

Please refer to Note K – Legal Matters Involving the Manager and Note L – Legal Matters Involving the Company in Part I, Item 1 Financial Statements of this Form 10-Q for information regarding our legal proceedings, which are incorporated herein by reference.

ITEM 1A.	RISK FACTORS

In considering our future performance and any forward-looking statements made in this report, the material risks described below should be considered carefully.  These factors should be considered in conjunction with the other information included elsewhere in this report.

RISKS RELATED TO OUR BUSINESS

Defaults on our real estate loans will decrease our revenues and members’ distributions.  Current economic conditions increase the risk of defaults on our loans.

We are in the business of investing in real estate loans and, as such, we are subject to risk of defaults by borrowers.  Our performance will be directly impacted by any defaults on the loans in our portfolio.  As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the rate of default on our loans could be higher than those generally experienced in the real estate lending industry.  Any sustained period of increased defaults could adversely affect our business, financial condition, liquidity and the results of our operations.

As of September 30, 2008, we had in our portfolio approximately $7.9 million in non-performing loans, net of allowance for loan losses of approximately $2.6 million, which does not include allowances of approximately $0.3 million for performing loans, and approximately $3.6 million of real estate held for sale for a total of approximately $11.5 million in non-performing assets, which represented approximately 72% of our members’ equity.  We believe this is largely attributable to difficulties in the real estate and credit markets.  At this time, we are not able to predict how long such difficult economic conditions will continue.

Our weighted average loan-to-value ratio, not including allowance for loan losses, as of September 30, 2008, was 126.73%, as compared to 78.27% as of December 31, 2007, primarily as a result of declining real estate values which have eroded the market value of our collateral.  As a result, we may not be able to recover the full amount of our loans if the borrower defaults.  Moreover, any failure of a borrower to pay interest on loans will reduce our revenues, the distributions we pay to members and, most likely, the value of members’ units.  Similarly, any failure of a borrower to repay loans when due may reduce the capital we have available to make new loans, thereby adversely affecting our operating results.  As of September 30, 2008 and December 31, 2007, we had approximately $2.9 million and $1.0 million in allowances for loan losses, respectively, resulting in net weighted average loan-to-value ratios of 81.88% and 72.70%, respectively.

A prolonged economic slowdown, lengthy or severe recession and constraints in the credit markets could harm our business.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods can be accompanied by illiquid credit markets and declining real estate values.  During the nine months ended September 30, 2008, we conducted updated appraisals on 17 properties securing our loans, representing approximately 94% of our total loan portfolio value, and concluded that the estimated value of such properties should be reduced by approximately $4.1 million, which negatively impacted our weighted average loan to value ratio.  As a commercial real estate lender willing to invest in riskier loans, rates of delinquencies, foreclosures and losses on our loans could be higher than those generally experienced in the commercial mortgage lending industry during periods of economic slowdown or recession.  We are of the opinion that problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds for commercial real estate developers.  We believe this lack of available funds has led to an increase in defaults on our loans.  Furthermore, problems experienced in U.S. credit markets since the summer of 2007 have reduced the availability of credit for many prospective borrowers.  These problems have made it more difficult for our borrowers to obtain the anticipated re-financing necessary to pay back our loans.  Thus, an extended period of illiquidity in the credit markets could result in a material increase in the number of our loans that are not paid back on time.  Any sustained period of increased delinquencies, defaults or foreclosures will likely have an adverse affect upon our ability to originate, purchase and securitize loans, which could significantly harm our business, financial condition, liquidity and results of operations.

Our underwriting standards and procedures are more lenient than many institutional lenders, which may result in a higher level of non-performing assets and less amounts available for distribution.

There may be a greater risk of default by our borrowers, which may impair our ability to make timely distributions and which may reduce the amount we have available to distribute.  Our underwriting standards and procedures are more lenient than many institutional lenders in that we will invest in loans to borrowers who may not be required to meet the credit standards of other financial institutional real estate lenders.  This may lead to an increase in non-performing assets in our loan portfolio and create additional risks of return.  We approve real estate loans more quickly than other lenders.  We rely heavily on third-party reports and information such as appraisals and environmental reports.  Because of our accelerated due diligence process, we may accept documentation that was not specifically prepared for us or commissioned by us.  This creates a greater risk of the information contained therein being out of date or incorrect.  Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers.  Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security.

We depend upon our real estate security to secure our real estate loans, and we may suffer a loss if the value of the underlying property declines.  We are currently experiencing a trend of declining real estate values which increases the risk that our collateral will prove insufficient to protect our loans.

We depend upon our real estate security to protect us on the loans that we make.  We depend upon the skill of independent appraisers to value the security underlying our loans.  However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events.  Our appraisals are generally dated within 12 months of the date of loan origination and may have been commissioned by the borrower.  Therefore, the appraisals may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals.  During the past 12 months, there has been a significant decline in real estate values in many of the markets where we operate, resulting in a decline in the estimated value of the real estate securing our loans.

In addition, most of the appraisals are prepared on an as-if developed basis, which approximates the post-construction value of the collateralized property assuming such property is developed.  As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and successful development by the purchaser upon which development is dependent on availability of financing.  As most of the appraisals will be prepared on an as-if developed basis, if the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value.  As a result, there may be less security than anticipated at the time the loan was originally made.  If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute.

As a result of our small size, we are not able to build a diversified loan portfolio, thereby increasing our risk that defaults on one or more loans could have a material adverse effect upon our operating results.

We are limited in the number of real estate loans in which we may invest and the value of members’ investment will fluctuate with the performance of the specific investments we make.  As of September 30, 2008, we had approximately $16.1 million in members’ equity and $10.8 million in outstanding loans, net of allowance of approximately $2.9 million, and we currently are not raising additional funds through the sale of units.  Accordingly, we are a relatively small fund and will make a limited number of investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make as compared with larger funds.  As a result, our performance will be closely tied to the performance of each loan we invest in and a default on a loan could materially reduce the funds available for distribution.  Our profitability may be affected by the performance of any one of our investments and members’ investment in our units will be subject to greater risk.

We typically make “balloon payment” loans, which are riskier than loans with payments of principal over an extended period of time.

The loans we invest in or purchase generally require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan.  A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance.  As of September 30, 2008, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.  Loans with balloon payments are riskier than loans with payments of principal over an extended time period such as 15 or 30 years because the borrower’s repayment depends on its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash when the loan comes due.  The borrower’s ability to achieve a successful sale or refinancing of the property may be adversely impacted by deteriorating economic conditions or illiquidity in the credit markets.  There are no specific criteria used in evaluating the credit quality of borrowers for loans requiring balloon payments.  Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due.  As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.

Our loans are not guaranteed by any governmental agency.

Our loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency.  Consequently, our recourse, if there is a default, may be to foreclose upon the real property securing a loan and/or pursuing the borrower’s guarantee of the principal.  The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute.

Our real estate loans may not be marketable, and we expect no secondary market to develop.

We do not expect our real estate loans to be marketable, and we do not expect a secondary market to develop for them.  As a result, we will generally bear all the risk of our investment until the loans mature.  This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our members.

Any borrowing by us will increase members risk and may reduce the amount we have available to distribute.

We may borrow funds to expand our capacity to invest in real estate loans.  We may borrow up to 70% of the fair market value of our outstanding real estate loans at any time.  Any such borrowings will require us to carefully manage our cost of funds.  No assurance can be given that we will be successful in this effort.  Should we be unable to repay the indebtedness and make the interest payments on the loans, the lender will likely declare us in default and require that we repay all amounts owing under the loan facility.  Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and the distributions members receive.

We may borrow funds from several sources, and the terms of any indebtedness we incur may vary.  However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on loan repayments received by us.  As a result, if we do not collect 100% on our investments, the first dollars may go to our lenders and we may incur a loss that will result in a decrease of the amount available for distribution.  In addition, we may enter into securitization arrangements in order to raise additional funds.  Such arrangements could increase our leverage and adversely affect our cash flow and our ability to make distributions.

We may have difficulty protecting our rights as a secured lender.

We believe that our loan documents will enable us to enforce our commercial arrangements with borrowers.  However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits.  For example:

•
Judicial foreclosure is subject to the delays of protracted litigation.  Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it;

•	The borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can for practical purposes require us to manage the property;

•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights;

•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral;

•	Required licensing and regulatory approvals may complicate our ability to foreclose or to sell a foreclosed property where our collateral includes an operating business;

•	We may not be able to pursue deficiency judgments after we foreclose on collateral; and

•	State and federal bankruptcy laws can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

By becoming the owner of property, we may incur additional obligations, which may reduce the amount of funds available for distribution.

We intend to own real property only if we foreclose on a defaulted loan and purchase the property at the foreclosure sale.  Acquiring a property at a foreclosure sale may involve significant costs.  If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property.  We may incur substantial legal fees and court costs in acquiring a property through contested foreclosure and/or bankruptcy proceedings.  In addition, significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made on any property we own regardless of whether the property is producing any income.

See Note F – Real Estate Held for Sale in the notes to the consolidated financial statement under Part I, Item 1 Consolidated Financial Statements of this Interim Report Form 10-Q.

Under applicable environmental laws, any owner of real property may be fully liable for the costs involved in cleaning up any contamination by materials hazardous to the environment.  Even though we might be entitled to indemnification from the person that caused the contamination, there is no assurance that the responsible person would be able to indemnify us to the full extent of our liability.  Furthermore, we would still have court and administrative expenses for which we may not be entitled to indemnification.

Our results are subject to fluctuations in interest rates and other economic conditions.

Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets.  If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property.  However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive.  Alternatively, if the economy enters a recession, real estate development may slow.  A slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and the distributions.

Interest rate fluctuations may affect our operating results as follows:

•
If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased.  If this happens, we are likely to be at a greater risk of the borrower defaulting on the extended loan, and the increase in the interest rate on our loan may not be adequate compensation for the increased risk.  Additionally, any fees paid to extend the loan are paid to Vestin Originations or our manager, not to us.  Our revenues and distributions will decline if we are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans; and

•
If interest rates decline, the amount we can charge as interest on our loans will also likely decline.  Moreover, if a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in real estate loans earning that higher rate of interest.  In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss.  As of September 30, 2008, none of our loans had a prepayment penalty, although 15 of our loans, totaling approximately $8.4 million, had an exit fee.  Out of the 15 loans with an exit fee, 6 loans, totaling approximately $5.7 million, were considered non-performing as of September 30, 2008.  However, depending upon the amount by which interest rates decline, the amount of the exit fees is generally not significant in relation to the potential savings borrowers may realize as a result of prepaying their loans.

Investments in second deeds of trust and wraparound loans are subject to the rights of the first deed of trust.

We may also invest up to 10% of our total real estate loan assets in deeds of trust and, in rare instances, wraparound, or all-inclusive, real estate loans.  In a second deed of trust, our rights as a lender, including our rights to receive payment on foreclosure, will be subject to the rights of the first deed of trust.  In a wraparound real estate loan, our rights will be similarly subject to the rights of a first deed of trust, but the aggregate indebtedness evidenced by our loan documentation will be the first deed of trust plus the new funds we invest.  We would receive all payments from the borrower and forward to the senior lender its portion of the payments we receive.  Because both of these types of loans are subject to the first deed of trust’s right to payment on foreclosure, we incur a greater risk when we invest in each of these types of loans.  As of September 30, 2008, approximately 6% of our loans were secured by second deeds of trust.

Investment in large loans may reduce our ability to diversify our loan portfolio.

We will generally invest in loans that constitute an amount equal to less than 5% of our total capital.  However, we may invest in a larger loan depending on such factors as the performance of the Fund and the value of the collateral.  These larger loans have greater risk because they may reduce our ability to diversify our loan portfolio.  As of September 30, 2008, our largest loan comprised approximately 11% of our total loan portfolio.

Our loan portfolio may exhibit greater risk if it is not diversified geographically.

As of September 30, 2008, our loans were in the following states: Arizona, California, Nevada, Oklahoma, Oregon and Texas, with approximately 40% of our loans in Nevada.  Our manager has limited experience outside of the Western and Southern United States.  Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state.

Our lending operations are subject to certain regulatory requirements.

As a company investing in real estate loans and having raised funds through a public offering, we are subject to the NASAA Guidelines promulgated by the state securities administrators.  The NASAA Guidelines govern, among other things, our debt to equity ratio and the diversity and composition of our investments.  For example, the NASAA Guidelines provide that we may not invest in or make real estate loans to or from any one borrower that would exceed, in the aggregate, an amount greater than 20% of the capital contributions that we have raised.  Additionally, the NASAA Guidelines require reserves of not less than 1% of the offering proceeds.  The NASAA Guidelines are intended to protect the interests of investors.  However, our flexibility in making business decisions may be limited by our obligation to comply with the NASAA Guidelines.

We may have a lack of control over participations.

We will consider investing in or purchasing loans jointly with other lenders and purchasers, some of whom might be affiliates of Vestin Mortgage.  We will initially have, and will maintain a controlling interest as lead lender in participations with non-affiliates.  Although it is not our intention to lose control, there is a risk that we will be unable to remain as the lead lender in the loans in which we participate in the future.  In the event of participation with a publicly registered affiliate, the investment objectives of the participants shall be substantially identical.  There shall be no duplicate fees.  The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions.

Each participant shall have a right of first refusal to buy the other's interest if the co-participant decides to sell its interest.  We will not participate in joint ventures or partnerships with affiliates that are not publicly registered except as permitted in the NASAA Guidelines.  If our co-participant affiliate determines to sell its interest in the loan, there is no guarantee that we will have the resources to purchase such interest and we will have no control over a sale to a third party purchaser.

MANAGEMENT AND CONFLICTS OF INTEREST RISKS

We rely on our manager to manage our day-to-day operations and select our loans for investment.

Our ability to achieve our investment objectives and to make distributions depends upon our manager’s and its affiliate’s performance in obtaining, processing, making and brokering loans for us to invest in and determining the financing arrangements for borrowers.  Members have no opportunity to evaluate the financial information or creditworthiness of borrowers, the terms of mortgages, the real property that is our collateral or other economic or financial data concerning our loans.  Our manager’s duties to our members are generally governed by the terms of our Operating Agreement, rather than by common law principles of fiduciary duty.  Moreover, our manager is not required to devote its employees’ full time to our business and may devote time to business interests competitive to our business.

Our manager’s lack of experience with certain real estate markets could impact its ability to make prudent investments on our behalf.

As of September 30, 2008, our loans were in the following states: Arizona, California, Nevada, Oklahoma, Oregon and Texas.  Depending on the market and on our company’s performance, we plan to expand our investments throughout the United States.  However, our manager has limited experience outside of the Western and Southern United States.  Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state.  Our manager’s limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf.  Accordingly, where our manager deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where it lacks experience for consultation prior to making investment decisions.  Members will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our manager.

Our success depends on key personnel of our manager, the loss of whom could adversely affect our operating results, and on our manager’s ability to attract and retain qualified personnel.

Our success depends in part upon the continued contributions of certain key personnel of our manager, including; Michael V. Shustek (Chief Executive Officer and President), Rocio Revollo (Chief Financial Officer) and Daniel B. Stubbs (Senior Vice President, Underwriting) some of whom would be difficult to replace because of their extensive experience in the field, extensive market contacts and familiarity with our company.  If any of these individuals were to cease their employment with our manager, our operating results could suffer.  None of the key personnel of our manager is subject to an employment, non-competition or confidentiality agreement with our manager, or us and we do not maintain “key man” life insurance policies on any of them.  Our future success also depends in large part upon our manager’s ability to hire and retain additional highly skilled managerial, operational and marketing personnel.  Our manager may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans and who also have contacts in the relevant markets.  Competition for personnel is intense, and we cannot be assured that we will be successful in attracting and retaining skilled personnel.  If our manager were unable to attract and retain key personnel, the ability of our manager to make prudent investment decisions on our behalf may be impaired.

Any indemnification of our manager by us will decrease the amount available for distribution.  Pursuant to our Operating Agreement, we may be required to indemnify our manager or any of its affiliates, agents, or attorneys from any action, claim or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement.  The availability of such indemnification may reduce the amount of funds we have available for distribution.

Vestin Mortgage serves as our manager pursuant to our Operating Agreement.  It may be difficult to terminate Vestin Mortgage and our Operating Agreement does not reflect arm’s length negotiations.

Pursuant to the terms of our Operating Agreement, Vestin Mortgage acts as our manager.  The term of the Operating Agreement is for the duration of our existence.  Vestin Mortgage may only be terminated as manager upon the affirmative vote of a majority of members entitled to vote on the matter.  Consequently, it may be difficult to replace our manager in the event that our performance does not meet expectations or for other reasons.  The Operating Agreement was negotiated by related parties and may not reflect terms as favorable as those subject to arm’s length bargaining.

Our manager will face conflicts of interest concerning the allocation of its personnel’s time.

Our manager is also the manager of VRM I, VRM II and inVestin, companies with investment objectives similar to ours.  Our manager and Mr. Shustek, who indirectly owns 100% of our manager, anticipate that they may also sponsor other real estate programs having investment objectives similar to ours.  As a result, our manager and Mr. Shustek may have conflicts of interest in allocating their time and resources between our business and other activities.  During times of intense activity in other programs and ventures, our manager and its key people will likely devote less time and resources to our business than they ordinarily would.  Our Operating Agreement does not specify a minimum amount of time and attention that our manager and its key people are required to devote to our company.  Thus, our manager may not spend sufficient time managing our operations, which could result in our not meeting our investment objectives.

Our manager and its affiliates will face conflicts of interest arising from our fee structure.

Vestin Originations, an affiliate of our manager, will receive substantial fees from borrowers for transactions involving real estate loans.  Many of these fees are paid on an up-front basis.  In some cases, Vestin Originations or our manager may be entitled to additional fees for loan extensions or modifications and loan assumptions, reconveyances, and exit fees. These and other fees are quantified and described in greater detail in our Operating Agreement under “Compensation to Vestin Mortgage and Affiliates” in our Third Amended and Restated Operating Agreement.  Vestin Originations’ compensation is based on the volume and size of the real estate loans selected for us, regardless of their performance, which could create an incentive to make or extend riskier loans.  Our interests may diverge from those of our manager, Vestin Originations and Mr. Shustek to the extent that Vestin Originations benefits from up-front fees that are not shared with us.

Vestin Originations will be receiving fees from borrowers that would otherwise increase our returns.  Because Vestin Originations receives all of these fees, our interests will diverge from those of our manager, Vestin Originations and Mr. Shustek when our manager decides whether we should charge the borrower higher interest rates or our manager’ affiliates should receive higher fees from borrowers.

Vestin Mortgage and Vestin Originations received a total of approximately $3.5 million and $1.2 million, respectively, in fees directly from borrowers for the nine months ended September 30, 2008.  The amounts received from borrowers represent fees earned by Vestin Mortgage and Vestin Originations for loans originated for all funds managed by Vestin Mortgage, including us, VRM I, VRM II and inVestin.  Our assets represented approximately 5% of the assets managed by Vestin Mortgage as of September 30, 2008.

Our manager will face conflicts of interest relating to other investments in real estate loans.

We expect to invest in real estate loans when one or more other companies managed by our manager are also investing in real estate loans.  There is a risk that our manager may select for us a real estate loan investment that provides lower returns than a real estate loan investment purchased by another program or entity managed by our manager.  Our manager also serves as the manager for VRM I, VRM II and inVestin, which have similar investment objectives as our company.  There are no restrictions or guidelines on how our manager will determine which loans are appropriate for us and which are appropriate for VRM I, VRM II, inVestin or another company that our manager manages.  Moreover, our manager has no obligation to provide us with any particular opportunities or even a pro rata share of opportunities afforded to other companies it manages.

INVESTMENT RISKS

Units lack liquidity and marketability.

There is no public trading market for units, and members cannot freely sell or transfer units or use them as collateral for a loan.  Currently, we do not intend to list the units on any national exchange or on Nasdaq.  Our Operating Agreement restricts the transfer of units so that we may avoid being classified as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code.  If we were classified as a publicly traded partnership taxable as a corporation, the taxable income derived from our operations would be subject to the double tax system applicable to corporations and shareholders for federal income tax purposes (i.e., the taxable income would be subject to tax at the entity level at regular corporate tax rates and members would be subject to tax at distribution or capital gain rates on our share of our taxable income to the extent we distribute).  As a result of this entity level tax, cash available for distribution to unit holders would be significantly reduced which in turn would result in a significant reduction in the value of members’ units.  In order to attempt to avoid these adverse income tax consequences, members may not sell or assign their units and will not be entitled to have their units redeemed without the consent of our manager.  Our manager will withhold its consent to any sale, assignment or redemption of units to the extent our manager believes such action is necessary to prohibit transfers that could cause us to be classified as a publicly traded partnership.  Further, the resale of units may be restricted by state securities laws.

Members have limited ability to have units redeemed.

Members have limited withdrawal rights.  Requests by members for withdrawal are honored in the order in which they are received by the manager.  The significant limitations on our members’ withdrawal rights are the following:

•	There is no reserve fund for redemptions.

•
Payments for withdrawn units are made only to the extent we have available cash from proceeds of repayments of principal on real estate loans and capital contributions; and the redemption would not impair the capital or operation of the Fund.  Accordingly, a significant amount of withdrawal requests may delay the payment of subsequent redemptions.

•
The total amount withdrawn by all members during any calendar year cannot exceed 10% of the amount of capital accounts of all the members with a yearly limit of $100,000 per member, subject to the manager’s discretion to allow a greater amount.

•	We will only redeem withdrawn units once a quarter, subject to limitations in our Operating Agreement.

Because a substantial portion of our loans are made on an “interest only” basis, we will not receive proceeds from the repayment of principal as frequently as we would with loans where the principal is repaid in periodic installments.  To help permit withdrawals, we will not refinance or invest in new loans using payments of loan principal by borrowers or new invested capital of members unless we have sufficient funds to cover permitted withdrawals.

ITEM 2.	UNREGISTERED SALES OF EQUITY AND USE OF PROCEEDS

Market Information

There is no established public trading market for the trading of units.

Holders

As of November 14, 2008, approximately 574 unit holders held 2,248,825 units in the Company.

Distribution Policy

We generally distribute to unit holders on a monthly basis most of our Net Income Available for Distribution (as defined in our Operating Agreement).  Net Income Available for Distribution is based upon cash flow from operations, less certain reserves, and may exceed net income as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).  Our Operating Agreement also permits distributions of capital.  We made distributions of $689,000 during the nine months ended September 30, 2008, which are classified as distribution of capital.  On August 27, 2008, we temporarily suspended payment of distributions as a result of our current losses.

Recent Sales of Unregistered Securities

None.

Equity Compensation Plan Information

None.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Period	Total Number of Units Purchased (1)	Average Price Paid Per Unit	Total Number of Units Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Units that May Yet be Purchased under the Plans or Programs
July 2008	--	--	None	None
August 2008	--	--	None	None
September 2008	--	--	None	None

(1)
Pursuant to our Operating Agreement, members may request to have their units redeemed.  However, in order to comply with our Operating Agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate Members’ capital in any calendar year and no more than $100,000 per members’ account in any calendar year subject to our manager’s discretion.  Balances in Members’ capital accounts as of January 1, 2008 were approximately $26.3 million, including deferred income of approximately $1.0 million, which limited redemptions to approximately $2.6 million for calendar 2008.  These redemptions have been paid as of September 30, 2008.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
3.1(1)	Articles of Organization
3.2(2)	Certificate of Amendment to Articles of Organization
3.3(3)	Amended and Restated Operating Agreement (included as Exhibit A to the prospectus)
4.4(4)	Distribution Reinvestment Plan
10.9(6)	Office lease agreement dated March 31, 2003 by and between Luke Properties, LLC and Vestin Group, Inc.
31.1	Section 302 Certification of Michael V. Shustek
31.2	Section 302 Certification of Rocio Revollo
32	Certification Pursuant to U.S.C. 18 Section 1350

(1)	Incorporated herein by reference to our Pre-Effective Amendment No. 3 to Form S-11 Registration Statement filed on September 2, 2003, File No. 333-105017.
(2)	Incorporated herein by reference to our Form 10-Q filed on August 16, 2004, File No. 333-105017.
(3)	Incorporated herein by reference to our Schedule 14A Definitive Proxy Statement filed on January 29, 2007 File No. 000-51301.
(4)	Incorporated herein by reference to Exhibit 4.4 of our Post-Effective Amendment No. 5 to Form S-11 Registration Statement filed on April 28, 2006, File No. 333-105017.
(5)	Incorporated herein by reference to our Form 10-Q filed on November 15, 2004, File No. 333-105017.
(6)	Incorporated herein by reference to our Form 10-KSB filed on March 30, 2005, File No. 333-105017.
(7)	Incorporated herein by reference to the Quarterly Report on Form 10-Q for the three months ended September 30, 2006 filed on November 8, 2006, File No. 000-51301

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vestin Fund III, LLC
By:	Vestin Mortgage, Inc., its sole Manager

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer and Sole Director of the Manager
(Principal Executive Officer of Manager)

By:	/s/ Rocio Revollo
Rocio Revollo
Chief Financial Officer of the Manager
(Principal Financial and Accounting Officer of the Manager)

Date:  November 14, 2008